SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant: ☒         Filed by a Party other than the Registrant: ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
Lindsay Corporation
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) will be held:

Where:

As a Virtual Meeting at www.virtualshareholder
meeting.com/LNN2026

When:

Tuesday, January 6, 2026, at 8:30 a.m., Central
Standard Time

ITEMS OF BUSINESS

1. Elect three (3) directors for terms ending at the Fiscal 2029 Annual Meeting of Stockholders.

2. Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2026.

3. Take a non-binding vote on a resolution to approve the compensation of the Company’s most highly paid executive officers.

4. Transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

By Internet By Telephone By Proxy Card

A Proxy Statement setting forth important information with respect to each of the matters being submitted to the stockholders is enclosed with this Notice of Annual Meeting.

To access and participate in the Annual Meeting, you will need the 16-digit control number provided on your proxy card or through your broker or other nominee if you hold shares in “street name.” You will be able to attend, vote and submit questions virtually during the Annual Meeting by visiting www.virtualshareholdermeeting.com/LNN2026. There will be no physical Annual Meeting location for stockholders to attend. You may begin to log in to the meeting platform at 8:20 a.m., Central Standard Time, on January 6, 2026, and the Annual Meeting will begin promptly at 8:30 a.m., Central Standard Time.

Only stockholders holding shares of the Company’s common stock of record at the close of business on November 10, 2025 are entitled to notice of, and to vote at, the Annual Meeting. The Board of Directors is soliciting proxies to vote on behalf of all stockholders, whether or not they expect to be present at the Annual Meeting. Each stockholder is encouraged to vote by proxy on the internet or by telephone as instructed on the enclosed proxy card or by completing the enclosed proxy card and mailing it in the return envelope enclosed for that purpose. Even if you vote by proxy on the internet, by telephone or by mail, you may revoke your proxy at any time prior to the Annual Meeting, and stockholders who are present at the Annual Meeting may withdraw their proxies and vote virtually.

By Order of the Board of Directors

/S/ ERIC R. ARNESON

Eric R. Arneson, Secretary

Omaha, Nebraska

November 21, 2025

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to

be Held on January 6, 2026. The Proxy Statement for this Annual Meeting and Annual Report are available online by using your credentials at http://www.proxyvote.com.

PROXY STATEMENT SUMMARY

Proxy Statement Summary

This Proxy Statement Summary is furnished to assist in your review of the matters to be acted upon at the Annual Meeting of Stockholders. The following information is only a summary, and you should read the entire Proxy Statement before voting. For more complete information on these topics, please review the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2025 and this Proxy Statement.

Voting Items

	Board Recommendation	Page

Proposal 1 – Election of three (3) directors	FOR all nominees	3

Proposal 2 – Ratification of appointment of independent registered public accounting firm for fiscal 2026	FOR	41

Proposal 3 – Advisory vote on executive compensation	FOR	42

Virtual Annual Meeting

Again this year, the Company will be conducting a virtual Annual Meeting of Stockholders via a live webcast. The Company has been pleased with its use of this technology for recent Annual Meetings and continues to believe that hosting a virtual Annual Meeting enables increased stockholder attendance and participation while reducing the costs of holding the Annual Meeting. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting http://www.virtualshareholdermeeting.com/LNN2026 and logging in with the 16-digit control number provided on your proxy card or through your broker or other nominee if you hold shares in “street name.” If you have difficulties during the check-in time or during the Annual Meeting, technicians will be ready to assist you with any difficulties you may encounter. If you encounter any difficulties accessing the Annual Meeting, please call the technical support number that will be posted on the Annual Meeting platform’s log-in page. The Company will endeavor to address as many stockholder-submitted questions as time permits that comply with the Annual Meeting’s rules of conduct. The Company reserves the right to edit any inappropriate language and to exclude questions regarding topics that are not pertinent to proposals or the Company’s business. If substantially repetitious questions are submitted, such questions may be grouped together and a single response may be provided to avoid repetition in the interest of time and fairness to all stockholders.

Fiscal 2025 Highlights

Fiscal 2025 marked a year of significant achievements for the Company, as the Company’s disciplined execution and commitment to operational excellence drove meaningful value creation for stockholders. Despite challenging agricultural market conditions in North America irrigation, the Company’s focus on innovation, operational efficiency, and delivering large-scale solutions enabled the Company to deliver record net earnings and earnings per share and advance its long-term growth strategy. The resiliency of the Company’s operating model and the execution-focused mindset of the Company’s employees helped lead to growth in operating income and year-over-year improvement in operating margin. The Company is well-positioned for continued leadership in irrigation, infrastructure, and industrial technology solutions that conserve natural resources, expand our world’s potential, and enhance the quality of life for people around the world.

Key highlights from fiscal 2025 include:

•	Significant Commercial Achievements.

•

International irrigation revenues increased by nearly 40% as the Company continued to execute on its landmark multi-year irrigation supply agreement in the Middle East and North Africa (“MENA”) region. International irrigation revenues increased by over $80 million, or 39%, compared to fiscal 2024 as the Company continued to successfully deliver on its multi-year

i

PROXY STATEMENT SUMMARY

commitment to provide over $100 million in ZimmaticTM irrigation systems and FieldNETTM remote management and scheduling technology to a MENA-based customer as part of the largest project in the Company’s history. The Company’s achievement of key milestones further demonstrates the Company’s ability to not only compete and win in critical growth geographies, but also to successfully execute large-scale, complex irrigation projects that address pressing water and food security needs. The Company remains focused on driving measurable impact for customers and communities and leveraging its pedigree to drive continued expansion in attractive international growth markets.

•

Solid sales revenues and strong lease revenues for the Company’s Road Zipper SystemTM led to significant margin expansion in the Company’s infrastructure business. Infrastructure revenues increased by over $15 million, or 16%, compared to fiscal 2024. Solid Road Zipper System sales revenues, led by the delivery of a large project valued at more than $20 million in the second quarter of fiscal 2025, along with continued strong lease revenues, resulted in a more favorable margin mix of revenues for our infrastructure business, with infrastructure operating income more than doubling on a year-over-year basis.

•	Commitments to Growth and Innovation.

•

The Company completed its acquisition of a minority interest in its strategic partner Pessl Instruments. By completing its acquisition of a 49.9% minority interest in Pessl Instruments, a leading global provider of advanced agricultural technology solutions, the Company strengthened its previously existing strategic partnership with Pessl and showed its commitment to accelerating integrated innovations in water management, increasing global reach and providing new, valued solutions to conserve natural resources and expand growers’ potential globally. The Company and Pessl continue to collaborate on the development of new AI-based products to add to the Company’s suite of SmartPivotTM Solutions. The Company retains an option to acquire the remainder of Pessl Instruments at a later date.

•

The Company announced the addition of TowerWatchTM to its suite of innovative SmartPivot Solutions. Available on Zimmatic pivots and aftermarket for most existing pivots in North America, TowerWatch is a premier tower alignment monitor designed to save growers valuable time and resources by pinpointing tower faults faster and without having to walk the field. Growers using TowerWatch can significantly reduce their troubleshooting time through alerts from FieldNET Premier, helping ensure healthier crops, minimizing downtime, and ultimately protecting grower yields and profitability.

•

The Company continued to execute on its investment of over $50 million to modernize and expand its largest global manufacturing facility in Lindsay, Nebraska. Construction efforts are underway as this investment, the largest in the Company’s history, is in the process of transforming the Company’s operations through automation and advanced systems, improving operating efficiency, enhancing product quality, increasing adaptability and responsiveness to cyclical market needs, addressing labor availability challenges, and ultimately achieving best-in-class performance and service.

•	Delivering for Our Stockholders.

•

The Company achieved record net earnings and earnings per share. Despite challenging market conditions in North America irrigation, the Company reached all-time highs for full-year net earnings and diluted earnings per share. Net earnings for fiscal 2025 were $74.1 million (or $6.78 per diluted share), an increase of $7.8 million (or $0.77 per diluted share) compared to $66.3 million (or $6.01 per diluted share) in fiscal 2024. Among other things, this performance is indicative of the resiliency of the Company’s operating model and illustrates the value of the geographic diversification of the Company’s business.

•

The Company utilized its strong balance sheet to deliver immediate returns to its stockholders while funding growth initiatives and other long-term stockholder value creation opportunities. The Company’s operating performance, along with effective working capital management, resulted in free cash flow generation that exceeded net earnings for the third consecutive year. The Company increased its quarterly stock dividend by three percent, committing to a new annual indicated rate of $1.48 per share of common stock. The Company executed $11.5 million in opportunistic share

ii

PROXY STATEMENT SUMMARY

repurchases during fiscal 2025 and, after exhausting its previous repurchase authorization in early fiscal 2026, initiated a new share repurchase program authorizing the repurchase of up to an additional $150.0 million of common stock. The Company’s strong balance sheet enables the Company to deliver such immediate returns to stockholders while continuing to allocate capital to high-value organic and inorganic investments aimed at fortifying the Company’s position as a market leader in its core segments.

•	Prioritizing Our Employees.

•

The Company prioritized its focus on people and safety. Members of the Company’s Board of Directors, alongside the Company’s President and Chief Executive Officer, traveled to select overseas locations to engage directly with employees and partners in key regions. These visits reinforced the Company’s belief that strong connections across borders create stronger outcomes. The Company was proud to be named a United Way of the Midlands’ Corporate Partner of the Year, an honor that reflects employees’ generosity and community spirit. The Company’s culture of safety also continued to advance, as demonstrated by another meaningful year-over-year decline in its total recordable incident rate.

iii

PROXY STATEMENT FOR FISCAL 2026 ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement for

Fiscal 2026 Annual Meeting of

Stockholders

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) to be held virtually via a live webcast on Tuesday, January 6, 2026, at the time, on the website and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Only record holders of the Company’s common stock at the close of business on November 10, 2025 are entitled to vote at the Annual Meeting.

The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of revocation delivered to the Secretary of the Company or by filing a later dated proxy with him. Furthermore, stockholders who are present at the Annual Meeting may withdraw their proxies and vote virtually. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted in accordance with the recommendation of the Board of Directors with respect to each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the Annual Meeting for purposes of establishing a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes.

The principal executive offices of the Company are located at 18135 Burke Street, Suite 100, Omaha, Nebraska 68022.

This Proxy Statement and the proxy cards are first being mailed to stockholders on or about November 21, 2025.

Voting Securities and Beneficial Ownership Thereof by Principal Stockholders, Directors and Officers

As of November 10, 2025 (the “Record Date”), there were 10,591,980 shares of the Company’s common stock issued and outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. There is no cumulative voting with respect to the election of directors.

The table below sets forth, as of the Record Date, the beneficial ownership of the Company’s common stock by each director, by each nominee to become a director, by each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”), and by all current executive officers and directors of the Company as a group. The shares beneficially owned by executive officers and directors of the Company represent approximately 1.8% of the total shares outstanding on the Record Date and entitled to vote at the Annual Meeting. The Board of Directors believes that all of such shares currently issued and outstanding will be present at the Annual Meeting and will be voted in accordance with the recommendation of the Board of Directors with respect to each proposal being considered at the Annual Meeting. The table below also sets forth the beneficial ownership of the Company’s common stock by each other stockholder believed by the Company to beneficially own more than 5% of the outstanding shares of the Company’s common stock based on a review of reports on Schedule 13D and Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) with respect to the Company’s common stock.

PROXY STATEMENT FOR FISCAL 2026 ANNUAL MEETING OF STOCKHOLDERS

Beneficial ownership of the Company’s common stock is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the Record Date and restricted stock units that will be settled into shares of common stock within 60 days of the Record Date are deemed to be outstanding and beneficially owned by the person, but such shares are not actually outstanding and may not be voted at the Annual Meeting.

Name	Number of Shares Beneficially Owned(1)	Percent of Class
Executive Officers, Directors, and Director Nominees

Robert E. Brunner, Director and Chairperson of the Board	7,704(2)	*

Michael N. Christodolou, Director	14,776	*

Pablo Di Si, Director	4,304(3)	*

Jahidul H. Khandaker, Director	289(4)	*

Mary A. Lindsey, Director	5,762(2)	*

Consuelo E. Madere, Director	6,622(2)	*

David B. Rayburn, Director	9,753	*

Randy A. Wood, Director, President and Chief Executive Officer	77,983(5)	*

Brian L. Ketcham, Senior Vice President and Chief Financial Officer	32,125(5)	*

Gustavo E. Oberto, President — Irrigation	14,397(5)	*

J. Scott Marion, President — Infrastructure	18,141(5)	*

All current executive officers and directors as a group (11 persons)	191,856(5)	1.8%
Other Stockholders

BlackRock, Inc.(6)	1,895,086	17.9%

The Vanguard Group(7)	1,279,819	12.1%

Neuberger Berman Group LLC(8)	815,299	7.7%

*	Represents less than 1% of the outstanding shares of the Company’s common stock.

(1)	Each stockholder not shown as being part of a group owns all outstanding shares directly and has sole voting and investment power over such shares, or shares such power with a spouse.

(2)

Includes 2,548 restricted stock units that have vested but have been deferred pursuant to an election permitted by the Lindsay Corporation Directors Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The director shall have no voting rights with respect to the shares associated with such deferred restricted stock units while they remain deferred.

(3)

Includes 4,304 restricted stock units that have vested but have been deferred pursuant to an election permitted by the Deferred Compensation Plan. The director shall have no voting rights with respect to the shares associated with such deferred restricted stock units while they remain deferred.

(4)

Includes 289 restricted stock units that have vested but have been deferred pursuant to an election permitted by the Deferred Compensation Plan. The director shall have no voting rights with respect to the shares associated with such deferred restricted stock units while they remain deferred.

(5)

Includes 47,868, 22,379, 9,344, 11,657, and 91,248 shares which may be acquired currently or within 60 days of the Record Date pursuant to the exercise of options by Messrs. Wood, Ketcham, Oberto, and Marion, and the current executive officers and directors as a group, respectively.

(6)

Based on information obtained from a Schedule 13G/A filed with the SEC on January 22, 2024 by BlackRock, Inc. (“BlackRock”). The address of BlackRock is 50 Hudson Yards, New York, New York 10001. BlackRock reported that, as of December 31, 2023, it had sole voting power with respect to 1,880,276 shares, shared voting power with respect to no shares, sole dispositive power with respect to 1,895,086 shares, and shared dispositive power with respect to no shares. The number and percentage of shares held by BlackRock may have changed since the filing of BlackRock’s Schedule 13G/A.

(7)

Based on information obtained from a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group (“Vanguard”). The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard reported that, as of December 29, 2023, it had sole voting power with respect to no shares, shared voting power with respect to 20,421 shares, sole dispositive power with respect to 1,246,994 shares, and shared dispositive power with respect to 32,825 shares. The number and percentage of shares held by Vanguard may have changed since the filing of Vanguard’s Schedule 13G/A.

(8)

Based on information obtained from a Schedule 13G/A filed with the SEC on February 13, 2024 by Neuberger Berman Group LLC (“Neuberger”). The address of Neuberger is 1290 Avenue of the Americas, New York, New York 10104. Neuberger reported that, as of December 31, 2023, it had sole voting power with respect to no shares, shared voting power with respect to 804,661 shares, sole dispositive power with respect to no shares, and shared dispositive power with respect to 815,299 shares. The number and percentage of shares held by Neuberger may have changed since the filing of Neuberger’s Schedule 13G/A.

PROPOSAL 1 ELECTION OF DIRECTORS

Proposal 1 Election of Directors

The Company’s Certificate of Incorporation requires that the Board of Directors be divided into three classes that are elected to the Board on a staggered basis for three-year terms. At the Annual Meeting, the terms of three directors will terminate and stockholders will be voting on nominees to fill these three positions on the Board. Accordingly, the Board of Directors, upon recommendations made by the Corporate Governance and Nominating Committee, has nominated Michael N. Christodolou, Jahidul H. Khandaker, and David B. Rayburn to serve as directors for terms ending at the Fiscal 2029 Annual Meeting.

Messrs. Christodolou, Khandaker, and Rayburn are current directors of the Company serving for terms that will expire as of the date of the Annual Meeting. Each of Messrs. Christodolou, Khandaker, and Rayburn has expressed an intention to serve, if elected. The Board of Directors knows of no reason why any of them might be unavailable to continue to serve, if elected. There are no arrangements or understandings between Messrs. Christodolou, Khandaker, or Rayburn, on the one hand, and any other person, on the other hand, pursuant to which they were nominated to serve on the Board of Directors.

The election of a director requires the affirmative vote of a plurality of the votes cast virtually or by proxy by persons entitled to vote at the Annual Meeting. Consequently, votes withheld and broker non-votes with respect to the election of directors will have no impact on the election of directors. If Mr. Christodolou, Mr. Khandaker, or Mr. Rayburn is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee may recommend to the Board of Directors. Proxies cannot be voted for a greater number of persons than the three director nominees named in this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. CHRISTODOLOU, KHANDAKER, AND RAYBURN AS DIRECTORS OF THE COMPANY WITH

TERMS ENDING AT THE FISCAL 2029 ANNUAL MEETING.

PROPOSAL 1 ELECTION OF DIRECTORS

Board of Directors and Committees

The following sets forth certain information regarding the directors and director nominees of the Company, including the three persons who have been nominated to serve for new terms expiring at the Fiscal 2029 Annual Meeting. Information is also provided concerning each director’s and director nominee’s specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that each of them should serve as a director of the Company. The Board of Directors has determined that each of the non-employee directors, Messrs. Brunner, Christodolou, Di Si, Khandaker, and Rayburn and Mses. Lindsey and Madere, are independent directors of the Company under the listing standards adopted by the New York Stock Exchange (“NYSE”).

Director Qualifications, Skills, and Background

The following matrix highlights the Board of Directors’ broad range of qualifications, skills, and perspectives, producing a balanced and well-informed mix that facilitates the Board’s oversight of management and the Board’s ability to address the Company’s strategic opportunities and risks.

The matrix sets forth the primary factors which the Board of Directors believes are important to the Company’s business and industry and which the Corporate Governance and Nominating Committee considers in connection with identifying and recommending nominees to serve as directors. While marked qualifications, skills, and experiences indicate strong expertise or experience in the applicable category or categories, the matrix does not encompass all of the directors’ abilities.

The matrix also presents additional information regarding each director and director nominee’s background attributes. With an average age of 63 (with ages ranging from 54 to 77) and an average tenure of 9 years of service on the Board of Directors (with tenures ranging from 2 months to 26 years), each director brings a unique viewpoint as evidenced in part in the matrix below. Directors, nominees, and prospective nominees are not discriminated against on the basis of gender, race, religion, national origin, sexual orientation, disability, or any other basis prescribed by law.

	Brunner	Christodolou	Di Si	Khandaker	Lindsey	Madere	Rayburn	Wood

Qualifications, Skills, & Experience

Agriculture/Infrastructure/Energy Industry Experience		●	●			●		●

Global Business Experience	●		●	●	●	●	●	●

Public Company Senior Executive Leadership	●		●	●	●	●	●	●

Financial/Capital Markets	●	●	●		●

Innovation/Technology	●		●	●		●	●	●

Corporate Governance/Risk/Legal/Regulatory	●	●			●	●	●

Operations/Manufacturing/Supply Chain	●		●	●		●	●

Strategy	●		●			●	●	●

M&A	●	●	●	●	●		●

Cybersecurity				●

HR/Talent Management	●					●	●

Public Board	●	●			●	●	●

Background

Age	68	63	56	54	70	65	77	53

Board Tenure (Years)	12	26	4	0	7	8	11	5

Gender	M	M	M	M	F	F	M	M

Non-U.S. or Dual Citizenship			●					●

Independent Director	●	●	●	●	●	●	●

Race/Ethnicity

White/Caucasian	●	●			●		●	●

Hispanic/Latin American			●			●

South Asian				●

PROPOSAL 1 ELECTION OF DIRECTORS

NOMINEES FOR ELECTION – Terms to expire at the Fiscal 2029 Annual Meeting

Michael N. Christodolou

Age: 63

Director Since: 1999

Independent

Key skills and background

•  Investment management

•  Corporate strategy

•  Capital allocation

•  Mergers and acquisitions

•  Capital markets

•  Accounting principles, internal controls and audit committee functions

Board Committee Membership • Audit Committee (financial expert) • Corporate Governance and Nominating Committee Other Current Directorships • NETSTREIT Corp.

Relevant experience:

•

Mr. Christodolou’s knowledge of the investment and capital markets and his experience as a director of public companies provide him with the relevant experience to serve on the Company’s Board of Directors.

•

These experiences have given Mr. Christodolou an understanding of accounting principles, internal controls and audit committee functions; as a result, the Board has determined that he qualifies as an audit committee financial expert.

Michael N. Christodolou, age 63, is the Manager of Inwood Capital Management, LLC, an investment management firm he founded in 2000. From 1988 to 1999, Mr. Christodolou was employed by Bass Brothers/Taylor & Company, an investment firm associated with the Bass family of Fort Worth, Texas. Since 2020, Mr. Christodolou has served as a member of the Board of Directors of NETSTREIT Corp., a publicly traded REIT that acquires, owns, and manages single-tenant triple net lease e-commerce resistant retail commercial real estate, where he serves as Chair of the Audit Committee. From 2016 until it was acquired in December 2017, Mr. Christodolou served on the Board of Directors of Omega Protein Corporation, a nutritional products company. From 2015 to 2016, Mr. Christodolou served on the Board of Directors of Farmland Partners, Inc., a publicly traded REIT that acquires and owns high-quality North American farmland. Mr. Christodolou also previously served on the Board of Directors of XTRA Corporation from 1998 until 2001 when it was acquired by Berkshire Hathaway Inc. Mr. Christodolou has been a director of the Company since 1999 and served as Chairman of the Board from 2003 to January 2015. He currently serves as a member of each of the Company’s Audit Committee and Corporate Governance and Nominating Committee. Mr. Christodolou has over 35 years of experience in investment management and working with the management teams and boards of public companies on matters including corporate strategy, capital allocation, and mergers and acquisitions.

Jahidul H. Khandaker

Age: 54

Director Since: 2025

Independent

Key skills and background

•  Artificial intelligence

•  Building capabilities through innovation and technology

•  Cybersecurity

•  International markets and operations

Board Committee Membership • Audit Committee Other Current Directorships • None

Relevant experience:

•

Mr. Khandaker’s extensive experience leading enterprise-wide technology transformations, digital innovation, and operational efficiencies provide him with the relevant experience to serve on the Company’s Board of Directors.

Jahidul H. Khandaker, age 54, has served as the Chief Information Officer for GE HealthCare, a trusted partner and leading global healthcare solutions provider that innovates in medical technology, pharmaceutical diagnostics, and integrated, cloud-first, AI-enabled solutions, services, and data analytics, since October 2022. From August 2020 to October 2022, Mr. Khandaker served as Senior Vice President and Chief Information Officer for Western Digital, a leading provider of data storage devices and solutions. Prior to that, he was Vice President, IT Applications at Western Digital from November 2015 to August 2020. Earlier in his career, Mr. Khandaker held several senior leadership roles at Hitachi Global Storage Technologies (HGST). Mr. Khandaker has been a director of the Company since 2025 and currently serves as a member of the Company’s Audit Committee.

PROPOSAL 1 ELECTION OF DIRECTORS

David B. Rayburn

Age: 77

Director Since: 2014

Independent

Key skills and background

•  Manufacturing

•  International markets

•  M&A

•  Accounting principles, internal controls and audit committee functions

Board Committee Membership • Audit Committee (financial expert) • Human Resources and Compensation Committee (Chair) Other Current Directorships • None

Relevant experience:

•

Mr. Rayburn’s strong background in manufacturing, international markets and acquisitions, combined with his corporate governance experience serving on public company boards, provide him with the relevant experience to serve on the Company’s Board of Directors.

•

These experiences have given Mr. Rayburn an understanding of accounting principles, internal controls and audit committee functions; as a result, the Board has determined that he qualifies as an audit committee financial expert.

David B. Rayburn, age 77, is the retired President and Chief Executive Officer of Modine Manufacturing Company, a publicly traded thermal management company that designs, manufactures and tests heat transfer products. Mr. Rayburn was the President and Chief Executive Officer and a Director of Modine Manufacturing Company from January 2003 until March 2008 when Mr. Rayburn retired. From 2002 to January 2003 Mr. Rayburn served as the President and Chief Operating Officer of Modine Manufacturing Company. From 1991 to 2002, he served in various executive roles at Modine Manufacturing Company including Executive Vice President, Vice President and General Manager. Mr. Rayburn previously served on the Board of Directors of Twin Disc, Inc. from 2000 to 2022, on the Board of Directors of Creative Foam Corporation from 2009 to 2017, on the Board of Directors of Jason, Inc. from 2001 to 2010, and on the Board of Directors of Unico, Inc., from 2008 to 2010. Mr. Rayburn has been a director of the Company since 2014 and he is also Chairperson of the Company’s Human Resources and Compensation Committee and a member of the Company’s Audit Committee.

DIRECTORS CONTINUING IN OFFICE

Robert E. Brunner

Age: 68

Director Since: 2013

Independent

Key skills and background

•  Business management and development

•  International operations

•  Mergers and acquisitions

•  Accounting principles, internal controls and audit committee functions

Board Committee Membership • Human Resources and Compensation Committee Other Current Directorships • Leggett & Platt, Inc. Current Board Term Ends • Fiscal 2027 Annual Meeting

Relevant experience:

•

Mr. Brunner’s extensive experience in business management and development, international operations and mergers and acquisitions provide him with the relevant experience to serve on the Company’s Board of Directors.

Robert E. Brunner, age 68 (current term to expire at the Fiscal 2027 Annual Meeting), was an Executive Vice President of Illinois Tools Works, Inc., a diversified manufacturer of advanced industrial technology, from 2006 until his retirement in 2012. Prior to that position, Mr. Brunner was President, Global Automotive Fasteners from 2005 to 2006 and President, North American Automotive Fasteners from 2003 to 2005. Prior to that, Mr. Brunner held a variety of positions within Illinois Tools Works, Inc., including general management, operations management and sales and marketing. Mr. Brunner currently serves as the Lead Director on the Board of Directors of Leggett & Platt, Inc., a publicly held diversified manufacturer of engineered components and products, where he also serves as a member of the Human Resources and Compensation Committee and the Nominating, Governance and Sustainability Committee. From 2012 to 2023, Mr. Brunner served on the Board of Directors of NN, Inc., a diversified industrial company that designs and manufactures high-precision components and assemblies on a global basis, where he served as a member of the Compensation Committee and the Governance Committee. Mr. Brunner has been a director of the Company since 2013 and also serves as the Chairperson of the Board of Directors and as a member of the Company’s Human Resources and Compensation Committee.

PROPOSAL 1 ELECTION OF DIRECTORS

Pablo Di Si

Age: 56

Director Since: 2022

Independent

Key skills and background

•  International operations

•  Business management and development

•  Knowledge of corporate finance, taxation and accounting

Board Committee Membership

•  Corporate Governance and Nominating Committee (Chair)

•  Human Resources and Compensation Committee

Other Current Directorships

•  Copersucar

•  JHSF Participações, S.A. and JHSF International

Current Board Term Ends

•  Fiscal 2028 Annual Meeting

Relevant experience:

•

Mr. Di Si’s experience in international operations and business management and development, as well as his knowledge of corporate finance, taxation and accounting, provide him with the relevant experience to serve on the Company’s Board of Directors.

Pablo Di Si, age 56 (current term to expire at the Fiscal 2028 Annual Meeting), is the former President and Chief Executive Officer of Volkswagen Group of America and the former Chief Executive Officer of Volkswagen North American Region. Mr. Di Si joined Volkswagen, a multinational automotive manufacturing company, in 2014 as Chief Operating Officer and Chief Financial Officer of Argentina and was subsequently appointed as President and Chief Executive Officer of Argentina in 2016 and as President and Chief Executive Officer of Latin America in 2017. Mr. Di Si then served as President and Chief Executive Officer of Volkswagen Group of America and Chief Executive Officer of Volkswagen North American Region from 2022 to 2024. Prior to joining Volkswagen, Mr. Di Si held various key positions in finance, business development, and project management with CNH Global, Fiat Industrial S.p.A., Kimberly-Clark Corporation, Monsanto, and Abbott Laboratories. Since 2021, Mr. Di Si has served as a member of the Board of Directors of Copersucar, a global trader of sugar and ethanol. Since 2023, Mr. Di Si has served as an independent member of the Boards of Directors of JHSF Participações (Brazil’s Bovespa “JHSF”) and its parent company JHSF International. JHSF is a Brazilian luxury real estate and hotel conglomerate. Since 2023, Mr. Di Si has served as Chairman of Autos Drive America, a trade association that represents international automakers with presences in the United States. Mr. Di Si has completed the Managing Efficient Boards program at Harvard University and the CEO Global Program at Wharton, IESE and CEIBS Business School. Mr. Di Si has been a director of the Company since 2022 and currently serves as Chairperson of the Company’s Corporate Governance and Nominating Committee and as a member of the Company’s Human Resources and Compensation Committee.

Mary A. Lindsey

Age: 70

Director Since: 2018

Independent

Key skills and background

•  Investor relations

•  International and domestic M&A

•  Knowledge of corporate finance, capital and debt markets, taxation and accounting

•  Legal experience

•  Accounting principles, internal controls and audit committee functions

Board Committee Membership

•  Audit Committee (Chair; financial expert)

•  Corporate Governance and Nominating Committee

Other Current Directorships

•  Methode Electronics, Inc.

•  Orion Engineered Carbons S.A.

Current Board Term Ends

•  Fiscal 2028 Annual Meeting

Relevant experience:

•

Ms. Lindsey’s experience in investor relations and international M&A, as well as her knowledge of corporate finance, taxation and accounting, provide her with the relevant experience to serve on the Company’s Board of Directors.

•

These experiences have given Ms. Lindsey an understanding of accounting principles, internal controls and audit committee functions; as a result, the Board has determined that she qualifies as an audit committee financial expert.

Mary A. Lindsey, age 70 (current term to expire at the Fiscal 2028 Annual Meeting), is the retired Senior Vice President and Chief Financial Officer of Commercial Metals Company, a global manufacturer and recycler of steel and other metals. Ms. Lindsey joined Commercial Metals Company in September 2009 as Vice President-Tax. She was subsequently appointed Commercial Metals Company’s Vice President-Tax and Investor Relations in June 2015, Vice President and Chief Financial Officer in January 2016, and Senior Vice President and Chief Financial Officer in September 2017. In connection with Ms. Lindsey’s planned retirement from Commercial Metals Company, Ms. Lindsey stepped down as Senior Vice President and Chief Financial Officer in August 2019. Prior to joining Commercial Metals Company, Ms. Lindsey served as Vice President Tax and Tax Counsel for Albany International Corp., a global advanced textiles and materials processing company, from March 2006 to September 2009, and from January 2005 to March 2006, Ms. Lindsey was an attorney at Baker & Hostetler LLP, a national law firm. In addition, Ms. Lindsey served in various roles, including Vice President Tax and Tax Counsel, Legal Counsel responsible for global M&A and intellectual property, and General Manager of Corporate M&A, at The Timken Company, a global manufacturer of bearings, transmissions, gearboxes, and related components, from January 1985 to January 2005. Since 2020, Ms. Lindsey has served as a member of the Boards of Directors and the Audit Committees of Methode Electronics, Inc. and Orion Engineered Carbons S.A. Ms. Lindsey serves as the Chair of the Audit Committee of Methode Electronics, Inc. Ms. Lindsey has been a director of the Company since 2018 and currently serves as Chairperson of the Company’s Audit Committee and as a member of the Company’s Corporate Governance and Nominating Committee.

PROPOSAL 1 ELECTION OF DIRECTORS

Consuelo E. Madere

Age: 65

Director Since: 2018

Independent

Key skills and background

•  Global ag industry experience

•  Management consulting and executive coaching

•  Domestic and global experience spanning manufacturing, strategy, technology, business development, profit and loss responsibility, and general management

•  Public company director experience

Board Committee Membership • Audit Committee • Human Resources and Compensation Committee Other Current Directorships • Nutrien Current Board Term Ends • Fiscal 2028 Annual Meeting

Relevant experience:

•

Ms. Madere’s 30-plus years of domestic and global experience at Monsanto, spanning manufacturing, strategy, technology, business development, profit and loss responsibility and general management, along with her service as a director of public companies, provide her with the relevant experience to serve on the Company’s Board of Directors.

Consuelo E. Madere, age 65 (current term to expire at the Fiscal 2028 Annual Meeting), is a corporate director and the former President of Proven Leader Advisory, LLC, a management consulting and executive coaching firm she founded in 2014. She is a former executive officer of Monsanto Company, which during her tenure was a Fortune 500 company and a leading global provider of innovative, sustainable agricultural solutions. She retired from Monsanto in 2013 as Vice President of the company’s Global Vegetables and Asia commercial businesses and was a member of the Chief Executive Officer’s executive leadership team. Ms. Madere currently serves as a member of the Board of Directors of Nutrien, a leading global crop inputs and services provider and a publicly traded Canadian company listed on the New York Stock Exchange. She currently chairs the Nominations and Governance Committee of the Nutrien Board and is a member of Nutrien’s Audit Committee. From 2018 to 2022, Ms. Madere served as a member of the Board of Directors of S&W Seed Company, a Nasdaq-listed agricultural seed biotechnology company, where she chaired the Nominations and Governance Committee and was a member of the Compensation Committee. From 2014 to 2018, Ms. Madere served as a member of the Board of Directors of PotashCorp and was a member of its Audit Committee and its Safety, Health and Environment Committee. She is an emeritus member of the Dean’s Advisory Council at the Louisiana State University Ogden Honors College. Ms. Madere is a NACD Board Leadership Fellow and holds a CERT certificate in Cybersecurity Oversight from the Software Engineering Institute at Carnegie Mellon University. Ms. Madere has been a director of the Company since 2018 and currently serves as a member of each of the Company’s Audit Committee and the Company’s Human Resources and Compensation Committee.

Randy A. Wood

Age: 53

Director Since: 2021

Independent

Key skills and background

•  Experience in leading domestic and international irrigation businesses

•  Building capabilities through innovation and technology

Board Committee Membership • None Other Current Directorships • None Current Board Term Ends • Fiscal 2027 Annual Meeting

Relevant experience:

•

Mr. Wood’s extensive experience in leading domestic and international irrigation businesses enables him to provide the Board of Directors with expert advice on a wide range of issues in the industries in which the Company operates.

•

As an experienced Company executive who now serves as the Company’s President and Chief Executive Officer, Mr. Wood will continue to provide the Board of Directors with valuable insight into the Company’s day-to-day operations and achievements.

Randy A. Wood, age 53 (current term to expire at the Fiscal 2027 Annual Meeting), is President and Chief Executive Officer of the Company and has held such position since January 2021. Mr. Wood has also been a director of the Company since January 2021 and he is the only executive officer of the Company serving on the Board of Directors. Between September 2020 and December 2020, Mr. Wood served as Chief Operating Officer of the Company. Between May 2016 and August 2020, Mr. Wood served as the Company’s President – Irrigation. Between October 2013 and May 2016, Mr. Wood served as President – International Irrigation of the Company. Between February 2012 and October 2013, Mr. Wood served as Vice President – Americas / ANZ Sales and Marketing. Previously he was Vice President – North America Irrigation Sales of the Company and held such position from March 2008, when he joined the Company. Prior to March 2008, Mr. Wood spent 11 years with Case Corporation / CNH Global including roles as the Senior Director of Marketing, Case IH Tractors, and Senior Director of Sales and Marketing, Parts and Service.

Information regarding executive officers of the Company is found in the Company’s Annual Report which has been supplied with this Proxy Statement.

PROPOSAL 1 ELECTION OF DIRECTORS

Corporate Governance
The Board of Directors operates pursuant to the provisions of the Company’s Certificate of Incorporation and
By-Laws
as well as a set of Corporate Governance Principles which address a number of items, including the qualifications for serving as a director, the responsibilities of directors and board committees and the compensation of directors. The Company has adopted a Code of Ethical Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Corporate Controller, as required by Section 406 of the Sarbanes-Oxley Act of 2002. Additionally, the Company has published a Code of Business Conduct and Ethics applying to all persons associated with the Company, including its directors, officers and employees, which complies with the listing standards adopted by the New York Stock Exchange. Both of these codes and the Company’s Corporate Governance Principles are available on the Company’s website at
http://www.lindsay.com
by clicking on the Ethics link under the Investor Relations tab and are available in print to any stockholder who submits a request in writing to the Secretary of the Company.
The Board of Directors conducts its business through meetings and actions taken by written consent in lieu of meetings. During the fiscal year ended August 31, 2025, the Board of Directors held eight meetings and acted pursuant to unanimous written consent on one occasion. During fiscal 2025, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period of such member’s service and (ii) the total number of meetings of the committees of the Board of Directors on which he or she served held during the period of such member’s service.
The Company’s independent directors normally meet in executive session at each regularly scheduled Board meeting. The Chairperson of the Board, currently Mr. Brunner, an independent director, serves as the presiding director at each executive session of the independent directors.
Hedging and Pledging.
The Board of Directors has adopted Corporate Governance Principles prohibiting directors and executive officers from pledging Company securities as collateral for any outstanding obligation. Directors and executive officers are also prohibited from trading in derivative securities of Company securities, engaging in short sales of Company securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities.
Insider Trading Policy.
The Company has adopted a Policy Concerning Restrictions on Insider Trading that governs the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers, and employees that is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and any listing standards applicable to the Company. A copy of the Company’s Policy Concerning Restrictions on Insider Trading is filed as Exhibit 19 to the Company’s Annual Report on Form
10-K
for the fiscal year ended August 31, 2024.
Recent Board Composition Changes
Effective September 15, 2025, Jahidul H. Khandaker was appointed as a member of the Board of Directors and as a member of the Company’s Audit Committee.
Board Leadership Structure
The Company’s Corporate Governance Principles provide that the position of Chairperson of the Board of Directors be held by an independent director and, accordingly, the same individual cannot serve as both the Chairperson of the Board and as the Company’s Chief Executive Officer. This policy is designed to facilitate the ability of the Board of Directors to perform the important functions of providing independent oversight of management and to address risks faced by the Company. This policy also allows the Chairperson to convene executive sessions with independent directors without the need for a separate director to discharge the role of a presiding director.

PROPOSAL 1 ELECTION OF DIRECTORS

Board’s Role in Risk Oversight

Management has the primary responsibility for identifying and managing the risks to which the Company is subject, under the oversight of the Board of Directors. Among other things, the Board of Directors considers risks presented by business strategy, competition, regulation, compensation plans, global economic conditions, cybersecurity, general industry trends including the disruptive impact of technological change, capital structure and allocation, and mergers and acquisitions. The Board of Directors as a whole has the primary responsibility for performing this oversight function. The Company’s three standing committees are also responsible for the assessment of risks associated with the general subject matters for which those standing committees have responsibility. The Board’s risk oversight process includes the regular consideration and evaluation of the Company’s cybersecurity risks, information security awareness training efforts, and information security risk insurance coverage, which are reported on a quarterly basis to the Board by the Company’s Chief Information Officer. The Board’s risk oversight process also includes close interaction with the Company’s internal auditors and is facilitated by an annual risk assessment prepared by management. The Company has engaged the accounting firm of Deloitte & Touche LLP to assist the Company’s internal auditors in the design, execution and preparation of reports with respect to the Company’s overall internal audit plan. Deloitte & Touche LLP also assists the Company’s internal auditors in the performance of certain other internal audit services and in the provision of regular updates to the Audit Committee regarding its services and testing results. The goal of the Board’s risk evaluation process is to identify any activities that create risks that may not be appropriate for the Company, quantify the magnitude of these risks and work with management to develop a plan to mitigate these risks.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Human Resources and Compensation Committee, and a Corporate Governance and Nominating Committee.

Audit Committee. The primary purpose of the Audit Committee is to assist the Board of Directors in the oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function. The Audit Committee is responsible for selecting, compensating and evaluating the Company’s independent auditor. Specific functions performed by the Audit Committee include reviewing periodically with the independent auditor the performance of the services for which they are engaged, reviewing the scope of the annual audit and its results, reviewing the Company’s annual financial statements and quarterly financial statements with management and the independent auditor, reviewing the scope and results of the Company’s internal audit function, and reviewing the adequacy of the Company’s internal accounting controls with management and the independent auditor. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at http://www.lindsay.com by clicking on the Committees link under the Investor Relations tab and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.

The Audit Committee is currently comprised of Directors Lindsey (Chairperson), Christodolou, Khandaker, Madere, and Rayburn, each of whom the Board of Directors has determined to be independent under the listing standards adopted by the New York Stock Exchange. The Board of Directors has also determined that each of Ms. Lindsey and Messrs. Christodolou and Rayburn qualifies as an “audit committee financial expert” under the rules of the SEC. On January 8, 2025, Ms. Madere was appointed as a member of the Audit Committee, at which time Mr. Di Si ceased to serve as a member of the Audit Committee. On January 9, 2025, Ibrahim Gokcen resigned as a member of the Audit Committee when he resigned from the Board of Directors due to a change in his primary employment. On September 15, 2025, Mr. Khandaker was appointed as a member of the Audit Committee. During fiscal 2025, the Audit Committee held four meetings.

Human Resources and Compensation Committee. The Human Resources and Compensation Committee is responsible for providing oversight of the Company’s human resources programs, executive compensation and benefit programs. The Human Resources and Compensation Committee reviews and approves the Company’s compensation policies, benefit plans, employment agreements, salary levels, bonus payments, and awards pursuant to the Company’s management incentive plans for its executive officers and other appointed officers. The Human Resources and Compensation Committee approves all individual grants and awards under the Company’s long-term equity incentive plans; provided, however, that the Human Resources and Compensation Committee has delegated limited authority to the Company’s Chief Executive Officer to make certain time-vested restricted stock unit awards to non-officer employees. The Human Resources and Compensation Committee also reviews compensation for non-employee directors and

PROPOSAL 1 ELECTION OF DIRECTORS

recommends changes in such compensation to the Board of Directors. The Human Resources and Compensation Committee is specifically responsible for determining the compensation of the Company’s Chief Executive Officer and conducts an annual performance evaluation of the Chief Executive Officer. The Company’s Chief Executive Officer makes recommendations to the Human Resources and Compensation Committee regarding the compensation paid to executive officers and other appointed officers. However, the final authority for setting executive officer compensation rests with the Human Resources and Compensation Committee. The Human Resources and Compensation Committee has the discretion to delegate specific responsibilities to the Chairperson of the Human Resources and Compensation Committee, any other Human Resources and Compensation Committee member(s) or subcommittees as the Human Resources and Compensation Committee may establish from time to time.

The Human Resources and Compensation Committee has retained external compensation consulting firms to assist and advise it on particular matters. During fiscal 2025, the Company received independent compensation consulting services from Meridian Compensation Partners, LLC (“Meridian”). Meridian was engaged directly by the Human Resources and Compensation Committee, but its fees were paid by the Company. The nature and scope of Meridian’s engagement with respect to the Human Resources and Compensation Committee’s decisions regarding fiscal 2025 executive and director compensation are described under “Compensation Discussion and Analysis” found later in this Proxy Statement.

The Human Resources and Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at http://www.lindsay.com by clicking on the Committees link under the Investor Relations tab and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange. The Human Resources and Compensation Committee is currently comprised of Directors Rayburn (Chairperson), Brunner, Di Si, and Madere, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. During fiscal 2025, the Human Resources and Compensation Committee held three meetings and acted pursuant to unanimous written consent on one occasion.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for making recommendations to the Board of Directors of persons to serve as directors of the Company and as chairpersons and members of committees of the Board of Directors and for reviewing and recommending changes in the general Corporate Governance Principles of the Company. It also oversees the annual evaluation by the Board of Directors to determine whether the Board and its committees are functioning effectively. The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at http://www.lindsay.com by clicking on the Committees link under the Investor Relations tab and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.

The Corporate Governance and Nominating Committee identifies nominees to serve as a director of the Company through a combination of suggestions made by independent search firms, directors and stockholders. The Corporate Governance and Nominating Committee will consider director nominees for next year’s Annual Meeting recommended by stockholders which are submitted in writing, complete with biographical and business experience information regarding the nominee, to the Secretary of the Company by October 8, 2026. Candidates for directors are evaluated based on their independence, character, judgment, diversity of experience, financial and/or business acumen, ability to represent and act on behalf of all stockholders, and the needs of the Board. The Corporate Governance and Nominating Committee does not have a formal policy on diversity with regard to consideration of director nominees, but the Corporate Governance and Nominating Committee considers diversity in its selection of nominees and seeks to have a Board that reflects a diverse range of views, backgrounds and experience. The Corporate Governance and Nominating Committee uses the same criteria to evaluate its own nominees for director as it does for persons nominated by Company stockholders.

The Corporate Governance and Nominating Committee is currently comprised of Directors Di Si (Chairperson), Christodolou, and Lindsey, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. On January 8, 2025, Mr. Di Si was appointed as Chairperson of the Corporate Governance and Nominating Committee, at which time Ms. Madere ceased to serve as a member of the Corporate Governance and Nominating Committee. On January 9, 2025, Ibrahim Gokcen resigned as a member of the Corporate Governance and Nominating Committee when he resigned from the Board of Directors due to a change in his primary employment. During fiscal 2025, the Corporate Governance and Nominating Committee held five meetings.

PROPOSAL 1 ELECTION OF DIRECTORS

Related Party Transactions

The Board of Directors has adopted a written policy regarding the review, approval or ratification of related party transactions. Under the policy, all such related party transactions must be pre-approved by the Audit Committee or ratified by the Audit Committee if pre-approval is impracticable. Under the policy, certain transactions are excluded from the definition of related party transaction, including (i) transactions available to all employees generally, (ii) director and officer compensation approved by the Human Resources and Compensation Committee and/or Board of Directors, as applicable, (iii) transactions in the ordinary course of the Company’s business that are on substantially the same terms as those prevailing at the time for comparable products and services to unrelated third parties, and (iv) certain transactions with other companies where the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 5% of that company’s shares, if the aggregate amount involved during the fiscal year does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues. In determining whether to approve or ratify a related party transaction, the Audit Committee will consider, among other factors, whether the terms of the transaction are fair to the Company, whether the transaction would present an improper conflict of interest for any director, officer or other related party, or whether the transaction would impair the independence of an outside director. Any Audit Committee member who has an interest in a transaction under discussion must abstain from voting on the proposed transaction.

Compensation Discussion and Analysis

Executive Summary.

Compensation Philosophy and Overview. The overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining, and motivating the executive officers who are critical to the Company’s long-term success. The Board’s Human Resources and Compensation Committee (the “Committee”) believes that executive compensation should be designed to promote both the short-term and long-term goals of the Company. Accordingly, an important component of the Committee’s compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders.

In order to implement its compensation philosophy, the Committee has determined that the total compensation program for executive officers should consist of the following components:

•	Base salaries to reflect responsibility, experience, tenure and performance of key executives, as well as the labor market for key executive positions;

•	Annual cash incentive awards to reward performance against short-term corporate and individual objectives;

•	Long-term equity incentive compensation to emphasize longer-term strategic objectives and align the interests of executives with those of stockholders; and

•	Other benefits as appropriate to be competitive in the marketplace.

Fiscal 2025 Business Highlights. Fiscal 2025 marked a year of significant achievements for the Company, as the Company’s disciplined execution and commitment to operational excellence drove meaningful value creation for stockholders. Despite challenging agricultural market conditions in North America irrigation, the Company’s focus on innovation, operational efficiency, and delivering large-scale solutions enabled the Company to deliver record net earnings and earnings per share and advance its long-term growth strategy. The resiliency of the Company’s operating model and the execution-focused mindset of the Company’s employees helped lead to growth in operating income and year-over-year improvement in operating margin. The Company is well-positioned for continued leadership in irrigation, infrastructure, and industrial technology solutions that conserve natural resources, expand our world’s potential, and enhance the quality of life for people around the world.

Among other highlights:

•

The Company continued to successfully deliver on its multi-year commitment to provide over $100 million in Zimmatic irrigation systems and FieldNET remote management and scheduling technology to a MENA-based customer as part of the largest project in the Company’s history;

•	The Company also completed its acquisition of a minority interest in its strategic partner Pessl Instruments, a leading global provider of advanced agricultural technology solutions;

PROPOSAL 1 ELECTION OF DIRECTORS

•	The Company continued to execute on its investment of over $50 million to modernize and expand its largest global manufacturing facility in Lindsay, Nebraska; and

•

The Company’s operating performance, along with effective working capital management, resulted in free cash flow generation that exceeded net earnings for the third consecutive year, with the Company also succeeding in utilizing its balance sheet to deliver immediate returns to stockholders in the form of increased dividends and $11.5 million in opportunistic share repurchases. Notably, after exhausting its previous repurchase authorization in early fiscal 2026, the Company initiated a new share repurchase program authorizing the repurchase of up to an additional $150.0 million of common stock.

Fiscal 2025 Total Compensation Program. Highlights include:

•	Annual Cash Incentive Awards.

•

Retained a free cash flow financial performance measure to incentivize executives to focus on “non-income” cash and balance sheet items such as controlling inventory, implementing lean initiatives, collecting receivables, and controlling payables.

•	Retained a revenue financial performance measure to incentivize a continued focus on top-line growth.

•

Retained an operating margin financial performance measure to incentivize executives to continue to improve operating efficiency and profitability and avoid overlapping of performance measures with performance stock units.

•

In recognition of senior leadership’s commitment to building out and executing an artificial intelligence strategy that supports efficiency and transformation, each executive officer committed to an individual performance objective to actively participate in efforts to evaluate and implement artificial intelligence tools.

•	Long-Term Incentive Compensation.

•

Maintained the weighting of performance stock units as 50% of the target dollar amount for the long-term incentive award, with stock options and restricted stock units each accounting for 25% of targeted dollar amounts for long-term incentive awards.

•	Retained its two evenly weighted performance stock unit performance measures, which align executive compensation with long-term value creation for stockholders.

•

Retained total stockholder return relative to a select peer group as a performance stock unit performance measure, which is an important indicator of the Company’s financial performance compared to the market.

•	Retained return on invested capital as a performance stock unit performance measure, which measures the Company’s operational efficiency in allocating capital.

•

As such, 75% of each executive’s target long-term incentive award is directly tied to performance through relative stockholder return and return on invested capital via performance stock unit awards and via stock price appreciation with the stock options.

•	Retained consistent three-year performance and vesting periods for all long-term incentives offered to executives.

Annual Cash Incentives Earned for Fiscal 2025 Performance. For fiscal 2025, payments in connection with the Company’s annual cash incentive awards were reflective of the Company’s performance against its financial objectives and the officers’ performance against their individual goals. The financial performance component and the individual performance component accounted for 80% and 20%, respectively, of each officer’s potential annual cash incentive award. The Company exceeded the target level for both its revenue goal and its operating margin goal and exceeded the maximum level for its free cash flow goal. Based on these results, the overall Company financial performance component payout percentage was 140% of target. In addition, the officers generally achieved their individual objectives and were entitled to payouts under the individual performance component ranging from 96% to 100%.

Performance Stock Units (“PSUs”) Earned for Fiscal 2023-2025 Performance. The end of fiscal 2025 marked the end of the three-year performance period for PSUs granted in fiscal 2023. For this performance period, the Company achieved three-year relative total stockholder return at the 19th percentile (resulting in a 0% of target payout for this component) and three-year average return on invested capital of 12% (resulting in a 96% of target payout for this component), which equated to a cumulative payout percentage of 48% of target.

PROPOSAL 1 ELECTION OF DIRECTORS

Say on Pay. The Board of Directors and the Committee take several measures to monitor the degree of alignment between the financial interests of the Company’s executive officers and those of the Company’s stockholders, which include conducting a non-binding “say on pay” vote at each annual meeting of the Company’s stockholders. At the Company’s Fiscal 2025 Annual Meeting of Stockholders, approximately 94% of votes were cast in favor of the non-binding “say on pay” resolution – marking the 15th consecutive annual meeting in which more than 90% of votes were cast in support of the proposal. While the Committee considered the “say on pay” voting results in establishing fiscal 2025 compensation, no specific actions were deemed necessary as the Committee believed the results of the “say on pay” votes were a confirmation that stockholders were in general agreement with the Committee’s compensation philosophy. The Committee will continue to consider the “say on pay” voting results and other feedback provided by the Company’s stockholders when making future compensation decisions concerning the Company’s executive officers.

Compensation-Related Risk Assessment. The Committee has assessed the risks that could arise from the Company’s compensation program and does not believe that the terms of this program encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company. The Committee considered the following factors as they relate to the compensation program:

•	The balance of fixed and at-risk compensation, as well as the balance of cash and equity-based compensation;

•	The annual benchmarking of executive compensation relative to both peer companies and relevant survey data;

•	The balanced focus on both short-term and long-term financial goals;

•	Specific performance goals are reviewed and approved by the Committee;

•	The use of multiple financial performance goals so as to avoid over-emphasis on any one metric;

•

Erroneously awarded incentive-based compensation is subject to a mandatory clawback policy in the event of certain restatements of the Company’s financial results, while a supplemental clawback policy further gives the Company discretion to recover incentive-based and other compensation in a broader range of circumstances, such as material policy violations, breaches of restrictive covenants, or misconduct;

•	Long-term incentives have a three-year performance and vesting period;

•	The existence of caps on the potential maximum incentive payouts;

•	The robust stock ownership guidelines for management;

•

The prohibition on directors and executive officers from pledging Company securities as collateral for any outstanding obligation or entering into any transactions designed to hedge or offset any decrease in the market value of Company securities; and

•	The Committee’s composition of solely independent directors and retention of an independent compensation consultant.

The Committee’s Independent Compensation Consultant. The Committee engaged Meridian Compensation Partners, LLC (“Meridian”) in fiscal 2025 to, among other things, provide a competitive assessment of the Company’s executive compensation program and to evaluate the compensation of the Named Executive Officers in comparison to peer group proxy data and relevant survey data. Meridian was engaged directly by the Committee, but its fees were paid by the Company.

Market Alignment of Executive Compensation. When evaluating the market competitiveness of executive salaries, target annual incentive opportunities, and target long-term incentive values, the Committee generally considers the market medians for comparable positions among manufacturing and general industry companies of similar size (measured by annual revenues) and complexity (measured primarily by number of distinct business lines and scope of international focus) as the Company, based on available peer group and survey data, with variation due to differences in executive skill levels and experience, the executive’s role, individual performance, organizational hierarchy, and internal fairness with other positions and roles within the Company.

The Committee annually compares the Named Executive Officers’ compensation levels against available market data and then also performs an in-depth review of the entire compensation program approximately every three years in order to comprehensively review the Company’s short and long-term compensation strategies, award mixes and performance metrics.

PROPOSAL 1 ELECTION OF DIRECTORS

In conducting its review and analysis, Meridian used a combination of proxy data from peer companies and survey composite data. Peer group data was used as the primary data source for establishing benchmark compensation levels for the Chief Executive Officer, Chief Financial Officer and other positions where comparable position data was available, with general industry survey data used as a supplemental data source for these positions. General industry survey data was used as the primary data source for positions where comparable position data was not sufficiently available in peer group public disclosures. The composite data was obtained from the Equilar Executive Compensation Survey and included compensation information from general industry companies with revenue between approximately one-third and three-and-one-half times the Company’s annual revenues.

Each year, the Committee, with assistance from Meridian, reviews and considers modifications to the peer group, generally using the following selection criteria:

•

Revenue for the then-most recent fiscal year of between approximately one-third and three-and-one-half times the Company’s annual revenues, typically considered as a five-year average due to the cyclicality of the Company’s business;

•	Similar industry, with a qualitative assessment of business fit; and

•	Similar business and organizational complexity, emphasizing companies having a significant proportion of international revenue.

For fiscal 2025, Meridian again reviewed the peer group and recommended three changes from the previous year’s membership, as CIRCOR International, Inc. was removed because it was acquired, Twin Disc, Inc. was removed because of operational differences (namely its focus on marine and heavy-duty off-highway power transmission equipment), and Enerpac Tool Group Corp. was added as a peer relevant from size and industry perspectives with significant international sales. The resulting 20-company peer group used for fiscal 2025 pay decisions consists of the following companies (each of which was publicly traded, had updated proxy filings, remained within an appropriate size range with five-year average revenue within approximately one-third and three-and-one-half times the Company’s five-year average revenue, and did not have any pending mergers or acquisitions, bankruptcies, or other known issues that could diminish its effectiveness as a peer):

• Alamo Group, Inc.	• ESCO Technologies Inc.	• Kadant Inc.

• Albany International Corp.	• Federal Signal Corp.	• L.B. Foster Co.

• Astec Industries Inc.	• Franklin Electric Co., Inc.	• Manitex International, Inc.

• Columbus McKinnon Corp.	• The Gorman-Rupp Co.	• Mueller Water Products, Inc.

• Douglas Dynamics, Inc.	• Graco, Inc.	• NN, Inc.

• Enerpac Tool Group Corp.	• Helios Technologies, Inc.	• Standex International Corporation

• EnPro Inc.	• JBT Marel Corporation

Role of Management in Setting Compensation. In addition to reviewing the compensation of executive officers against the competitive market, the Committee also considers recommendations from the Company’s President and Chief Executive Officer regarding the total compensation for executive officers. Further, the Committee considered the historical compensation of each executive officer, from both a total compensation and a component-by-component basis, in setting the fiscal 2025 compensation for the executive officers.

Recoupment Policies. In accordance with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated thereunder, and the listing standards of the New York Stock Exchange, the Committee adopted the Lindsay Corporation Policy for the Recovery of Erroneously Awarded Compensation (the “Dodd-Frank Clawback Policy”) effective as of October 2, 2023. The Dodd-Frank Clawback Policy requires the Company to recover from covered executive officers (i.e., its Named Executive Officers) the amount of erroneously awarded compensation (i.e., the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on restated amounts) resulting from an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period.

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The Committee subsequently adopted the Lindsay Corporation Supplemental Compensation Recovery Policy (the “Discretionary Clawback Policy”) effective as of July 1, 2024. The Discretionary Clawback Policy allows the Company to recover from executive officers and a broader group of employees any type of performance-based cash or equity compensation, time-based cash retention awards or equity compensation, and/or cash severance payments, even when a mandatory recoupment is not required under the Dodd-Frank Clawback Policy. Under the Discretionary Clawback Policy, the Company may, but is not required to, seek recoupment of performance-based cash or equity compensation paid to any of its current or former executive officers or any other employees who receive such compensation in the event of an accounting restatement or an error in the calculation or determination of any financial reporting measure or performance metric criteria, in each case to the extent the executive officer or employee is determined to have been responsible for or have had a material role in directly or indirectly causing such restatement or error. Likewise, the Company may, but is not required to, seek recoupment of performance-based cash and/or equity compensation, time-based cash retention awards and/or equity compensation, and/or cash severance payments in scenarios involving (i) a willful and material breach of the Company’s Code of Business Conduct and Ethics, insider trading policy, or other related internal policies, (ii) a material breach of any restrictive covenant (e.g., non-competition, non-solicitation, confidentiality provision, non-disparagement), (iii) a gross or willful failure to substantially perform reasonably assigned duties, (iv) a conviction of or plea of nolo contendere to (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud in the performance of one’s duties on behalf of the Company or that causes demonstrable harm to the business or reputation of the Company, or (v) the commission of any act of fraud, misappropriation, or embezzlement against the Company.

The Dodd-Frank Clawback Policy applies to incentive-based compensation received for achieving performance measures in fiscal 2024 and beyond, while the Discretionary Clawback Policy effectively applies to incentive-based compensation received for achieving performance measures in fiscal 2025 and beyond. The Company’s prior compensation recoupment policy, which still applies to annual cash incentive and certain long-term incentive compensation payments made to covered executive officers for achieving performance measures for or prior to fiscal 2023, allows recoupment or repayment of such incentive payments made during the three years preceding the restatement of Company financial statements to the extent such payments exceeded the amounts that would have been payable based on the restated financial results. Conversely, the prior policy also allows for additional payments to the extent the amounts paid as annual cash incentive and certain long-term incentive payments received in the three years preceding a restatement of Company financial statements were less than the amounts that would have been payable based on the restated financial results.

2025 Executive Compensation Program. The Company’s fiscal 2025 compensation program for its executive officers, including the Named Executive Officers, consisted of four basic components, which are (i) base salary, (ii) annual cash incentive awards, (iii) long-term incentive compensation and (iv) other employee benefits. The purposes of each of these components of executive compensation and the manner in which compensation for fiscal 2025 under these components was determined by the Committee for executive officers are as follows:

Base Salary. Base salaries are designed to provide executive officers with a competitive level of fixed compensation that is commensurate with the executive officer’s individual responsibility, experience, tenure and general performance of duties. Base salary levels are also subject to competitive pressures faced by the Company for attracting and retaining qualified executives to fill key positions in the different geographic regions where the Company’s executives reside. The Committee considers peer group and compensation survey information regarding base salary levels for executive officers with comparable positions and responsibilities in similar companies in order to maintain base salaries at competitive levels. In general, the Committee evaluates each executive officer’s base salary on an annual basis to determine if an increase from the prior fiscal year’s base salary is justified based on these criteria and considerations.

In the first quarter of fiscal 2025 , the Committee established the base salaries for each of the Named Executive Officers. With respect to the base salaries of Named Executive Officers other than Mr. Wood, the Committee considered Mr. Wood’s recommendations for salary adjustments and competitive salary information included in Meridian’s report on executive compensation. Mr. Wood made his recommendations for salary adjustments primarily based on individual performance and the Meridian report. The table below sets forth information about the fiscal 2025 base salary level for each of the Named Executive Officers:

Officer	Fiscal 2024 Base Salary	Salary Increase Amount	Salary Increase Percentage	Fiscal 2025 Base Salary

Mr. Wood	$810,000	$35,000	4.3%	$845,000

Mr. Ketcham	$445,000	$16,900	3.8%	$461,900

Mr. Oberto	$421,000	$16,000	3.8%	$437,000

Mr. Marion	$380,000	$14,100	3.7%	$394,100

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Annual Cash Incentive Awards. The Company provided annual cash incentive awards to its executive officers under a Management Incentive Plan for fiscal 2025 (the “2025 MIP”) that was adopted by the Committee. The Company utilized the annual cash incentive awards under the 2025 MIP primarily to encourage its executive officers to achieve specific short-term financial goals of the Company. In addition, a portion of the annual cash incentive awards was tied to individual performance objectives established for each executive officer participating in the 2025 MIP. The Committee adopted the 2025 MIP and established the financial and individual goals for executive officers under the 2025 MIP during the first quarter of fiscal 2025.

The 2025 MIP established a target cash incentive amount for each Named Executive Officer (each a “Target Cash Incentive Award”). The Target Cash Incentive Awards were set as follows:

•	Mr. Wood – 100% of base salary

•	Mr. Ketcham – 65% of base salary

•	Messrs. Marion and Oberto – 55% of base salary for each

In each case, a Target Cash Incentive Award represents the total cash incentive a Named Executive Officer was entitled to receive if he had achieved 100% of the target levels under the financial performance component and individual performance component established for such Named Executive Officer under the 2025 MIP.

The financial performance component accounted for 80% of each Named Executive Officer’s potential annual cash incentive award. This component consisted of three subcomponents: revenue, operating margin, and free cash flow. The Committee believed the use of revenue, operating margin, and free cash flow would provide a good balance of financial objectives to promote maximum stockholder value. For each Named Executive Officer, the financial performance component was based 100% on consolidated Company financial performance.

For purposes of the annual cash incentive awards under the 2025 MIP, (i) revenue was defined as the Company’s fiscal 2025 operating revenues, (ii) operating margin was defined as the Company’s fiscal 2025 operating profit divided by the Company’s fiscal 2024 operating revenues, and (iii) free cash flow was defined as the Company’s fiscal 2025 net cash provided by operations (excluding capital expenditures) divided by the Company’s fiscal 2025 net earnings. Each of the three subcomponents was to be calculated using the Company’s Consolidated Statement of Operations for the year ended August 31, 2025. The Committee chose to use revenue, operating margin, and free cash flow as the financial performance measures for determining annual cash incentive awards under the 2025 MIP because it believed that the Named Executive Officers had significant influence over these measures, that these measures align the interests of officers with the creation of stockholder value, that these measures incentivize revenue growth as well as improving operating efficiency and profitability, and that these measures were well-understood by management and stockholders. The Committee also again elected to limit the numerator in the free cash flow subcomponent to cash generated from operations in order to avoid rewarding Named Executive Officers for capital expenditures below originally budgeted levels. Accordingly, each of the revenue subcomponent and the operating margin subcomponent was assigned a weighting of 37.5% by the Committee, and the free cash flow subcomponent was assigned a weighting of 25% by the Committee.

Transaction costs associated with any acquisition or divestiture considered, pursued, or closed are added back to profitability in the year or years in which such costs are incurred. In the event that there had been any acquisitions made during fiscal 2025, (i) actual results for the selected financial performance goals would have been adjusted by subtracting the Board-approved business cases for such acquisitions for purposes of award payout calculations (which would serve to reward executives for better-than-business-case performance while holding executives accountable for lower-than-business-case performance), unless the Committee were to approve a modification to include any such items, and (ii) transaction costs would have been added back to profitability. In the event that there had been any divestitures made during fiscal 2025, (a) actual results for the selected financial performance goals would have been adjusted by including the Board-approved budgets (and removing actual performance results) for such divestitures for purposes of award payout calculations, unless the Committee were to approve a modification to exclude any such items, and (b) transaction costs would have been added back to profitability. Further, if a planned divestiture were not included in the budget, its financial performance metrics would not be included in the calculation of the financial performance goals so long as the divestiture was not completed by the end of the fiscal year. Consistent with the terms of the 2025 MIP, actual results were adjusted to account for professional fees incurred in connection with exploring certain strategic opportunities and to exclude the beneficial impact of a reserve adjustment relating to certain tax credits in Brazil.

Under the 2025 MIP, a Named Executive Officer could earn a portion of his Target Cash Incentive Award if he achieved at least a threshold level of performance for any of the financial or individual performance components. Separate

PROPOSAL 1 ELECTION OF DIRECTORS

analyses were performed to determine the payout earned under the financial performance component and the individual performance component, and those two components were then added together to determine the final cash incentive awarded to a Named Executive Officer. The financial performance subcomponents are calculated according to a scale that provides varying percentage payouts for “threshold”, “intermediate”, “target” and “maximum” performance levels. If the Company fails to meet the “threshold” performance level for a specific financial performance subcomponent, then the Named Executive Officer will receive no payout under that specific subcomponent. Percentage payouts between the threshold, intermediate, target and maximum levels are linearly interpolated for each financial performance subcomponent.

In general, the Committee seeks to establish target levels for financial performance goals based on the Company’s annual budget for the relevant fiscal year as approved by the Board of Directors. For fiscal 2025, the following performance levels trigger the following percentage award payouts (calculated as a percentage of the Target Cash Incentive Award available under the overall Company financial performance component weighted at 80%):

	Revenue (37.5%)	Operating Margin (37.5%)	Free cash flow (25%)	Award Payout for Financial Performance Subcomponent (as a % of Target Cash Incentive Award)

Maximum	$836.9 million	13.9%	160%	200%

Target	$669.5 million	12.1%	128%	100%

Intermediate	$602.6 million	10.9%	115%	75%

Threshold	$535.6 million	9.7%	103%	50%

Below Threshold	—	—	—	0%

Actual	$676.4 million	12.8%	179%	140%

The Committee also approved the use of individual performance objectives to determine 20% of the annual cash incentives under the 2025 MIP for each Named Executive Officer. The individual performance objectives were designed to focus on goals or initiatives that are intended to create longer-term value for the Company. For fiscal 2025, each officer had an individual performance objective specific to evaluating and implementing artificial intelligence tools and, depending on the officer, other performance objectives relate to areas such as cybersecurity, data management, commercial messaging and launch plans, product development, market penetration, strategic planning, cost management, recruiting and onboarding, and compliance. Some of these individual performance objectives are objective and depend upon the accomplishment of specific measurable goals such as the achievement of certain product development, revenue, and cost reduction targets. Others are subjective in nature, such as performance objectives tied to operational improvements, commercial strategies and launch plans, or the strengthening of functional capabilities.

The cash incentive award earned under the individual performance component is calculated based on the Named Executive Officer’s level of performance relative to his respective annual individual or team objectives. Calculated as a percentage of the Target Cash Incentive Award available under the individual performance component, a Named Executive Officer who meets all of his individual performance objectives will receive a 100% award payout, with award payouts ranging from 0% for not meeting any individual performance objectives to 200% for significantly exceeding all individual performance objectives.

Both the financial and individual performance component calculations offer a range of payouts for performance that exceeds or falls short of the target levels. The Committee believes that this not only provides an incentive for executives to achieve performance that exceeds expectations, but it also provides constant motivation during down business cycles which can have detrimental effects on both financial performance and organizational health. By rewarding a range of performance, the Committee strives to partially counteract the cyclical nature of the Company’s business. Likewise, the payout of an earned award under one component or subcomponent is not contingent upon meeting a certain performance standard under any of the other components or subcomponents. For example, an executive who has met all of his individual performance objectives would still be entitled to receive a payout under the individual component even if the Company failed to meet the threshold financial performance objectives. Similarly, an executive may receive a payout if the threshold level (or higher) is met for a specific financial performance subcomponent even if the executive failed to meet his individual performance objectives and/or the Company failed to meet the threshold levels for any of the other financial performance subcomponents.

PROPOSAL 1 ELECTION OF DIRECTORS

During fiscal 2025, for purposes of the 2025 MIP, the Company recorded revenue of $676.4 million, operating margin of 12.8%, and free cash flow percentage of 179%. Based on these results, the overall Company Financial Performance Component payout percentage was 140% of target based on subcomponent payout percentages of 104%, 137%, and 200% for each of the revenue (37.5%), operating margin (37.5%), and free cash flow (25.0%) subcomponents, respectively. In addition, after the conclusion of fiscal 2025, Mr. Wood recommended scores to the Committee for each Named Executive Officer (including himself) under the Individual Performance Component of the 2025 MIP. The Committee then discussed and approved those scores, determining that the Named Executive Officers generally achieved their individual objectives and were entitled to payouts under the Individual Performance Component of the 2025 MIP ranging from 96% to 100%.

The table below sets forth the 2025 MIP Target Cash Incentive Awards and actual payouts to each of the Named Executive Officers based upon fiscal 2025 performance.

Named Executive Officer	2025 MIP Target Cash Incentive Award	2025 MIP Actual Cash Incentive Award Payout	Percentage of Target Earned

Mr. Wood	$845,000	$1,117,698	132%

Mr. Ketcham	$300,235	$397,127	132%

Mr. Oberto	$240,350	$315,993	131%

Mr. Marion	$216,755	$286,706	132%

Long-Term Incentive Compensation. Long-term incentive compensation is designed to reward the achievement of longer-term strategic objectives and align the financial interests of the Company’s executive officers with those of the Company’s stockholders. For fiscal 2025, the Committee approved a target dollar amount for the long-term incentive award for each of the Company’s Named Executive Officers which was allocated as follows:

Nonqualified Stock Options 25%
Performance Stock Units (PSUs) 50%
Restricted Stock Units (RSUs) 25%

The PSUs, RSUs and stock options were granted pursuant to the Company’s 2015 Long-Term Incentive Plan, which was approved by the stockholders at the Company’s annual stockholder meeting in January 2015. The Committee believes that this mix of PSUs, RSUs and stock options will continue to promote sustained long-term performance and retention.

PROPOSAL 1 ELECTION OF DIRECTORS

In determining the number of PSUs, RSUs and stock options granted to the Named Executive Officers as part of their long-term incentive compensation for fiscal 2025 , the Committee first established a dollar value of the total long-term incentive awards to be awarded to each Named Executive Officer assuming they achieved target performance levels for the PSUs. The Committee established total targeted long-term incentive award amounts as follows for fiscal 2025:

Mr. Wood	$3,000,000

Mr. Ketcham	$650,000

Mr. Oberto	$450,000

Mr. Marion	$450,000

The grant date values allocated to PSUs and RSUs were divided by the closing price of the Company’s common stock on the grant date ($121.16 as of October 28, 2024) to convert those dollar values into total numbers of stock units initially awarded to each Named Executive Officer. While the number of PSUs granted was based upon a target level, the actual number of PSUs actually earned may be as low as 0% if the Company fails to meet the threshold performance level for both performance measures. Alternatively, the number of PSUs actually earned may be as high as 200% if the Company meets or exceeds the maximum performance level for both performance measures. The dollar values allocated to stock options were converted to a number of stock options by using the Black-Scholes option pricing formula on the grant date.

PROPOSAL 1 ELECTION OF DIRECTORS

Under the terms of the individual award agreements, both the PSUs and RSUs awarded to Named Executive Officers for fiscal 2025 are payable in common stock and provide the Named Executive Officers with special cash dividend equivalents which entitle them to receive any special cash dividend paid by the Company while the PSUs and RSUs are outstanding; provided, however, that any special cash dividend equivalents will be converted into additional units and will not be payable until all applicable vesting and performance conditions have been met. No cash payment or dividend equivalent will be payable in connection with any regular quarterly dividends until all applicable vesting and performance conditions have been met and the underlying shares of common stock are earned. In addition, awards under the PSUs, RSUs and stock options are subject to certain anti-dilution adjustments in the event of a stock split, stock dividend, merger or other similar corporate transaction.
The Committee and management monitor the Company’s equity award grant practices to evaluate whether such practices comply with applicable regulations and are consistent with good corporate practices. The Committee has adopted a policy regarding the timing of grants of PSUs, RSUs and stock options to employees which generally provides that such grants will be made on an annual basis during the first quarter or at the beginning of the second quarter of the fiscal year and at least two business days after the Company has issued its full-year earnings release for the prior fiscal year. Other than with respect to such annual grants, the Company generally does not schedule its equity awards in anticipation of the release of material non-public
information nor does the Company time the release of material non-public
information based on equity award dates or for the purpose of affecting the value of executive compensation. During fiscal 2025, no stock option grants were made to any Named Executive Officers during any period beginning four business days before the filing or furnishing of a periodic report or current report and ending one business day after the filing or furnishing of any such report with the SEC.
The specific terms of the PSU, RSU and stock option grants made to the Named Executive Officers for fiscal 2025 are as follows:
Performance Stock Unit (PSU) Awards
.
PSUs represent a right to receive a certain target number of shares of the Company’s common stock at a specified time in the future if certain performance objectives have been met during the specified performance period leading up to the payout of the PSU. PSUs are, therefore, designed to reward achievement of specific performance objectives over this period. Historically, the Committee has awarded PSUs with a threshold payout of 50% of the target number and a maximum payout of 200% of the target number. In addition to requiring satisfaction of the applicable threshold performance levels, PSUs are only payable if the recipient remains employed with the Company until payout occurs after the end of the performance period (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below).
Each PSU awarded in fiscal 2025 has a three-year performance period running through the end of fiscal 2027 (i.e. August 31, 2027) with any earned PSUs cliff vesting on November 1, 2027. The Committee selected a three-year performance period because measuring performance over a long period would be less affected by cyclical variations in the Company’s business and one-time
events. The Committee felt that a three-year period was commonly used by similar companies for this reason. The Committee chose total stockholder return relative to a select peer group (“Relative Total Stockholder Return”) and return on invested capital (“ROIC”), each equally weighted, as the performance measures to be used to determine PSU payouts for the three-year performance period.
Ultimately, the Committee chose to base PSU payouts on Relative Total Stockholder Return and ROIC because it determined that they align executives’ potential payouts with stockholder value creation and continue to encourage the efficient use of capital. Additionally, these performance measures could be easily quantified and calculated for the purposes of determining whether the Company had met the necessary performance requirements. The Committee assigned equal weighting to Relative Total Stockholder Return and ROIC for purposes of determining PSU payouts in order to drive profitable growth and focus on appropriate asset management. Although the Committee feels that Relative Total Stockholder Return and ROIC reasonably approximate the connection between executive performance and stockholder value, future developments could possibly prompt the Committee to make subsequent PSU awards according to different performance measures.

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For purposes of PSUs awarded in fiscal 2025, “Total Stockholder Return” means with respect to the Company or other entities (if measured on a relative basis), (i) the change in the market price of the entity’s common stock (as measured by the average of the closing prices for the entity’s common stock over the 20 trading days prior to the end and the beginning of the three-year performance period), divided by (ii) the beginning market price (as measured by the average of the closing prices for the entity’s common stock over the 20 trading days prior to the beginning of the three-year performance period), all of which is adjusted for any changes in equity structure, including but not limited to stock splits and stock dividends. “Relative Total Stockholder Return” is calculated by comparing the Company’s Total Stockholder Return to the Total Stockholder Returns of 30 peer companies consisting of S&P 600 companies in the Agriculture and Farm Machinery, Construction Machinery and Heavy Transportation Equipment, and Industrial Machinery and Supplies and Components industries, and other entities commonly understood to be the Company’s competitors, the stock of which is believed to be exposed to and react to similar external and industry forces as the Company’s common stock. The resulting 30-company peer group used for the Relative Total Stockholder Return analysis consists of the following companies:

• 3D Systems Corporation	• EnPro Inc.	• Proto Labs, Inc.
• AGCO Corporation	• ESCO Technologies Inc.	• SPX Technologies, Inc.
• Alamo Group Inc.	• Federal Signal Corporation	• Standex International Corp.
• Albany International Corp.	• Franklin Electric Co., Inc.	• Tennant Company
• Astec Industries, Inc.	• Gates Industrial Corporation plc	• Titan International, Inc.
• Barnes Group Inc.	• The Greenbrier Companies, Inc.	• The Toro Company
• Chart Industries, Inc.	• Hillenbrand, Inc.	• Trinity Industries, Inc.
• CNH Industrial N.V.	• JBT Marel Corporation	• Valmont Industries, Inc.
• Deere & Company	• Kennametal Inc.	• Wabash National Corp.
• Enerpac Tool Group Corp.	• Mueller Industries, Inc.	• Watts Water Technologies, Inc.

In the event a member of the above peer group experiences a bankruptcy, that entity shall remain in the peer group but shall drop to the bottom of the ranking (i.e., lowest Total Stockholder Return). In the event that a member of the above peer group is acquired or delisted, that entity shall be removed from the peer group.

For purposes of PSUs awarded in fiscal 2025, “ROIC” is calculated in the following manner:

Net Operating Income After Tax

(Average* Invested Capital**)

*	- This average will be computed using the beginning and ending amounts of Invested Capital for the applicable performance period.
**	- Invested Capital means Total Interest-Bearing Debt plus Shareholders’ Equity.

In the event of an acquisition, actual financial results will be adjusted in the year in which the acquisition occurs for purposes of calculating ROIC by subtracting the Board-approved business case for each acquisition, unless the Committee approves a modification to include any such items. In the event of a divestiture, actual financial results will be adjusted in the year in which the divestiture occurs for purposes of calculating ROIC by including the Board-approved budget (and removing actual performance results) for each divestiture, unless the Committee approves a modification to include any such items. If a planned divestiture is not included in the budget, its financial performance metrics will not be included in the calculation of ROIC if the divestiture is not completed by the end of the applicable budget year. Transaction costs associated with any acquisition or divestiture considered, pursued, or closed shall be added back to profitability in the year or years in which such costs are incurred. For fiscal 2025, actual results were adjusted to account for professional fees incurred in connection with exploring certain strategic opportunities and to exclude the beneficial impact of a reserve adjustment relating to certain tax credits in Brazil.

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The Committee has established the following three-year average performance measures for Relative Total Stockholder Return and ROIC for the PSUs awarded in fiscal 2025:

	Total Stockholder Return (50% weight)	ROIC (50% weight)	Payout as % of Target

Maximum	75th Percentile	14%	200%

Target	50th Percentile	12%	100%

Threshold	25th Percentile	10%	50%

Below Threshold	—	—	0%

To the extent the Company’s three-year absolute Total Stockholder Return is negative but relative performance is above the 50th percentile, the total percentage of PSUs to be eligible to be settled pursuant to the Relative Total Stockholder Return subcomponent shall be capped at the “target” amount.

The Committee selected target performance measures that were aligned with the long-term target financial performance goals communicated by the Company to its stockholders in its investor conference calls and related presentations. The Committee attempted to establish maximum and threshold performance levels that would appropriately reward the Named Executive Officers for exceptional performance, while also providing them with continued motivation in the event that market factors or down periods make it impossible to meet target performance levels. Percentage payouts between the threshold, target and maximum levels are linearly interpolated for each financial performance subcomponent. A partial PSU payout can be earned by the Named Executive Officers as long as the Company achieves the threshold performance for one of the performance factors even if the Company does not achieve threshold performance for the other performance factor.

The Committee also has discretion to adjust the payout calculation in order to reduce (but not increase) the number of PSUs earned to take into account any unanticipated events including, but not limited to, extraordinary or non-recurring items, changes in tax laws, changes in generally accepted accounting principles, impacts of discontinued operations and restatements of prior period financial results.

If any of the Company’s financial statements are restated before the payout of PSUs as the result of errors, omissions or fraud, for any fiscal year during the three-year performance period, such restated results will be used to recalculate any PSU conversions made at the expiration of the performance period.

Fiscal 2023-2025 Performance. The end of fiscal 2025 marked the end of the three-year performance period for PSUs granted in fiscal 2023. For this performance period, the Company achieved three-year Relative Total Stockholder Return in the 19th percentile (resulting in a 0% payout for this component) and three-year average Return on Invested Capital of 12% (resulting in a 96% payout for this component), which equated to a cumulative payout percentage of 48% of target. In accordance with the terms of the PSUs earned for this performance period, Mr. Wood was issued 2,958 shares of common stock (resulting from 6,163 PSUs awarded in fiscal 2023), Mr. Ketcham was issued 768 shares of common stock (resulting from 1,600 PSUs awarded in fiscal 2023), Mr. Oberto was issued 499 shares of common stock (resulting from 1,040 PSUs awarded in fiscal 2023), and Mr. Marion was issued 499 shares of common stock (resulting from 1,040 PSUs awarded in fiscal 2023). No payouts have yet been earned with respect to the PSUs awarded in fiscal 2024 and fiscal 2025 which have three-year performance periods ending at the end of fiscal 2026 and fiscal 2027, respectively.

For PSUs granted in fiscal 2023, “Relative Total Stockholder Return” and “Return on Invested Capital” or “ROIC” were calculated in the same manner as described above for PSUs granted in fiscal 2025. For purposes of calculating Relative Total Stockholder Return, two members of the originally approved peer group, including Barnes Group Inc., were acquired and thus removed from the peer group for PSUs granted in fiscal 2023. Otherwise, except for the exclusion of Gates Industrial Corporation and Kennametal Inc. (which were included in the Company’s peer group for PSUs granted in fiscal 2025), the peer group for PSUs granted in fiscal 2023 was identical to the peer group identified above for PSUs granted in fiscal 2025.

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Restricted Stock Unit (RSU) Awards. For the previously discussed reasons, the Committee determined that one quarter of each Named Executive Officer’s long-term incentive award should consist of RSUs. RSUs represent a right to receive a certain number of shares of the Company’s common stock at a specified time in the future, but are not conditioned upon achieving any specific performance objectives, and are only payable if the recipient remains employed by the Company at the end of the vesting period leading up to the payout of the RSU (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below). RSUs are designed primarily to encourage retention of executive officers and key employees.

The RSUs awarded in fiscal 2025 vest according to a three-year schedule, with one-third of the RSUs vesting on November 1 of each fiscal year following the fiscal year of their award contingent upon the Named Executive Officer’s continued employment with the Company. Upon vesting, each RSU converts into a share of the Company’s common stock.

Nonqualified Stock Option Awards. Nonqualified stock options represent an option to purchase shares of the Company’s common stock at a price equal to the closing price on the New York Stock Exchange of the Company’s common stock on the grant date. Stock options have a 10-year term and, in order to be consistent with other long-term equity awards, stock options awarded in fiscal 2025 vest and become exercisable ratably over a 3-year period (one-third each year) on November 1 of the next three calendar years following the grant date contingent upon the Named Executive Officer’s continued employment with the Company (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below). The stock options are designed to motivate executives to increase stockholder value as the stock options will only have value if stockholders also benefit from increasing stock prices.

The nonqualified stock options awarded in fiscal 2025 have an exercise price of $121.16, which is equal to the closing price on the New York Stock Exchange of the Company’s common stock on the grant date of October 28, 2024. No stock option may be exercised more than 10 years from the date of grant.

Stock Ownership Guidelines. The Committee intends that annual grants of long-term incentive awards will create a layering effect that will provide constant motivation and alignment of executive and stockholder interests extending into the future and will support executive retention. In December 2014, the Board adopted formal stock ownership guidelines applicable to all members of senior management. Each Named Executive Officer is expected to reach his respective ownership guideline within seven years after the date of his appointment as an officer. In addition to shares owned by the executive, outstanding RSUs and in-the-money stock options, net of taxes and exercise price, are counted toward the ownership guideline. PSUs are not counted toward the ownership guideline until they are earned, vested and distributed to the executive. The following table sets forth the applicable stock ownership guideline for each Named Executive Officer and the current ownership multiple for such officer as of the Record Date.

Named Executive Officer	Stock Ownership Guideline (multiple of Salary)	Current Ownership (multiple of Salary)(1)

Mr. Wood	5x	6.5x

Mr. Ketcham	3x	3.7x

Mr. Oberto	2x	2.2x

Mr. Marion	2x	3.0x

(1)	Based on the 200-day average daily closing price of a share of the Company’s common stock on the NYSE ending on the Record Date and executive salaries in effect on the Record Date.

Anti-Pledging/Hedging Policy. Pursuant to the Company’s Corporate Governance Principles, Named Executive Officers are prohibited from pledging Company securities as collateral for any outstanding obligation and from trading in derivative securities of Company securities, engaging in short sales of Company securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities.

Other Employee Benefits. The Company also provides certain other benefits to its Named Executive Officers in the normal course of business as appropriate to be competitive with market practice. In addition to this standard benefits package, Named Executive Officers are provided supplemental life insurance coverage and offered participation in a concierge executive health program. Named Executive Officers may also participate in an annual executive physical

PROPOSAL 1 ELECTION OF DIRECTORS

program that provides each of them with a comprehensive health and wellness examination that goes beyond the standard physical examinations covered by most insurance programs and which reduces the risk for a significant business disruption by striving to prevent and/or timely treat executive illness. In fiscal 2022, the Company adopted a nonqualified deferred compensation plan to allow a select group of eligible participants, including all Named Executive Officers, to elect to defer a portion of their compensation without regard to the tax code limitations applicable to tax-qualified plans. Additional information regarding the deferred compensation plan for this group is included under “Nonqualified Deferred Compensation” below.

Other benefits provided to the Named Executive Officers are those which are generally available to all employees of the Company, subject to the satisfaction of certain eligibility requirements, such as participation in Company-sponsored health and dental insurance, life insurance and disability benefits, and the employee stock purchase plan. The Company and employee participants share in the cost of these programs. The Company maintains a qualified 401(k) retirement plan to which the Company makes matching contributions corresponding to employee contributions. The Company’s Named Executive Officers are eligible to participate in each of these employee benefit plans.

See the Summary Compensation Table for additional information about the value of benefits and perquisites provided to Named Executive Officers in fiscal 2025.

Termination Payments. The Company is party to arrangements with its Named Executive Officers that provide for termination payments under several possible scenarios, including payments that are triggered by a change in control of the Company.

For all equity awards issued and outstanding under the Company’s 2015 Long-Term Incentive Plan, there will be no acceleration of vesting of RSUs and options upon a change in control unless (i) such awards are not assumed or substituted by the acquirer or (ii) the acquirer’s securities are not publicly traded in the United States, in which case, vesting would be fully accelerated. In the event of a change in control of the Company, outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the Named Executive Officers held the PSUs prior to the change in control transaction and will be paid out based on the probable or expected level of Relative Total Stockholder Return and ROIC at the time of the change in control.

The Company has entered into employment agreements with each Named Executive Officer which do provide for certain additional compensation to them if their employment with the Company is terminated without cause. All termination provisions are designed to provide these executive officers with cash to provide for their living expenses in situations where their employment was not terminated voluntarily or for cause.

As provided in Mr. Wood’s employment agreement, if Mr. Wood’s employment is terminated without cause other than at any time within one year following a change of control, he will receive severance compensation equal to one and one-half times the sum of his annual base salary plus target bonus. If Mr. Wood is terminated without cause within one year following a change in control, then he will receive severance compensation equal to three times the sum of his annual base salary plus target bonus.

In the case of Messrs. Ketcham, Oberto, and Marion, each of them will be entitled to receive a lump sum payment equal to his annual salary if his employment is terminated without cause other than at any time within one year following a change in control or the sum of his annual salary plus target bonus if his employment is terminated without cause or if he terminates his employment for good reason within one year following a change in control.

Recent Developments.

Upcoming Fiscal 2026 Executive Transitions. Please see “—Recently Announced Executive Transitions” below for information regarding upcoming transitions affecting the Chief Financial Officer and President, Irrigation roles and the terms of Mr. Ketcham’s and Mr. Oberto’s respective planned departures.

Equity Awards Issued in Fiscal 2026 and Beyond under the Company’s New 2025 Long-Term Incentive Plan. Starting with equity awards issued in fiscal 2026 under the Company’s new 2025 Long-Term Incentive Plan, there will be no acceleration of vesting of RSUs and options upon a change in control unless (i) adjustments necessary to preserve the value of such awards have been made or (ii) such awards are not assumed or substituted by the acquirer. With respect to PSUs issued starting in fiscal 2026 under the Company’s new 2025 Long-Term Incentive Plan, in the event of a change of

PROPOSAL 1 ELECTION OF DIRECTORS

control of the Company, PSUs will continue to convert into an amount of Company common stock that is prorated to account for the amount of time the Named Executive Officers held the PSUs prior to the change in control transaction and will be paid out based on the probable or expected achievement of the applicable performance measures at the time of the change in control.

Potential Payments Upon Termination or Change in Control. The following tables set forth the estimated amount of the benefits that each of the Named Executive Officers would have received under a variety of hypothetical termination and change in control scenarios occurring on August 31, 2025. All of the information presented in the following tables is provided for illustrative purposes only. For information regarding the terms of Mr. Ketcham’s and Mr. Oberto’s respective planned departures in fiscal 2026, please see “—Recently Announced Executive Transitions” below.

TERMINATION SCENARIOS NOT INVOLVING A CHANGE IN CONTROL

	Termination of NEO’s employment by the Company without Cause occurring on August 31, 2025:		Termination of NEO’s employment by reason of the NEO’s death or disability occurring on August 31, 2025:
Name	Cash Payment ($)(1)	Accelerated Equity Awards ($)(2)	Cash Payment ($)	Death/Disability Benefit ($)(3)	Accelerated Equity Awards ($)(4)

Randy A. Wood	$2,535,000	—	—	$1,000,000	$3,952,461

Brian L. Ketcham	$461,900	—	—	$961,900	$940,953

Gustavo E. Oberto	$437,000	—	—	$937,000	$642,915

J. Scott Marion	$394,100	—	—	$894,100	$642,915

(1)

These amounts represent the payments that the NEOs would receive under their employment agreements if the Company should terminate their employment without Cause prior to a Change in Control (each as defined in the applicable employment agreement).

(2)

The NEOs’ RSU and PSU award agreements both require that an NEO must remain employed with the Company on the scheduled RSU and PSU vesting date. In this scenario, if an NEO’s employment with the Company were to terminate on August 31, 2025, then that NEO would automatically forfeit the entirety of his previously issued and outstanding RSUs and PSUs.

(3)

These amounts represent the amount of life insurance benefits that the NEO’s designated beneficiaries would receive upon the NEO’s death under life insurance coverage provided by the Company. The amounts do not include any additional benefits which might be paid out under supplemental coverage purchased by the NEOs on their own accord through the Company. The Company also provides disability insurance for the NEOs. In the event of a complete disability, the NEOs would first receive six months of short-term disability benefits through regular payroll equal to 75% of their base salary. The disabled NEOs would then receive monthly long-term payments equal to 66.7% of their monthly base salary capped at $12,500 a month, continuing until they reach age 65.

(4)

These amounts represent (i) the value of PSU and RSU awards which would convert into shares of Company common stock, and (ii) the in-the-money value of unvested stock options that would vest following the termination of an NEO’s employment as a result of the NEO’s death or complete disability. These amounts do not include the value of stock options that had already vested prior to the triggering event. Following a termination as a result of death or complete disability, (a) unvested stock options will become fully vested, (b) each outstanding RSU will automatically convert into one share of Company common stock, and (c) outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the NEOs held the PSUs prior to termination by reason of death or complete disability and will be paid out based on the probable or expected level of achievement with respect to the applicable performance measures at the time of termination by reason of death or complete disability (i.e., Relative Total Stockholder Return and ROIC). For illustrative purposes, these amounts were calculated assuming that the Company would have achieved a “target” level performance during the period prior to the termination by death or complete disability and that it would be probable and expected following the termination for the Company to continue that “target” performance for the remainder of the PSU award period. These amounts were calculated using the $137.23 closing price of the Company’s common stock on the last trading day prior to the assumed date of termination by reason of death or complete disability of August 31, 2025.

PROPOSAL 1 ELECTION OF DIRECTORS

CHANGE IN CONTROL SCENARIOS

Scenario 1 – The Company
undergoes a Change in Control on
August 31, 2025, where (i) the
Company does not terminate the
NEO’s employment without Cause
and (ii) the NEO does not terminate
his employment with Good Reason,
and (iii) the NEO’s awards are
assumed or substituted by an
acquirer with securities that are
publicly traded in the

United States.	Scenario 2 – The Company
undergoes a Change in Control on
August 31, 2025, where (i) the
Company does not terminate the
NEO’s employment without Cause
and (ii) the NEO does not terminate
his employment with Good Reason,
and (iii)(a) the NEO’s equity awards
are not assumed or substituted by the
acquirer and/or (b) the acquirer’s
securities are not publicly traded in
the United States.	Scenario 3 – The Company
undergoes a Change in
Control on August 31, 2025
and on that same date the
Company either terminates the
NEO’s employment without
Cause or the NEO terminates
his employment with Good
					Reason.
Name	Cash Payment ($)	Accelerated Equity Awards ($)(1)	Cash Payment ($)	Accelerated Equity Awards ($)(1)	Cash Payment ($)(2)	Accelerated Equity Awards ($)(1)

Randy A. Wood	—	$3,540,991	—	$3,952,461	$5,070,000	$3,952,461

Brian L. Ketcham	—	$847,624	—	$940,953	$762,135	$940,953

Gustavo E. Oberto	—	$578,059	—	$642,915	$610,855	$642,915

J. Scott Marion	—	$578,059	—	$642,915	$677,350	$642,915

(1)

These amounts represent (i) the value of PSU and RSU awards which would convert into shares of Company common stock, and (ii) the in-the-money value of unvested stock options that would vest upon a Change in Control. These amounts do not include the value of stock options that had already vested prior to the triggering event. Following a Change in Control, with respect to all equity awards issued under the Company’s 2015 Long-Term Incentive Plan that are assumed or substituted by an acquirer with securities that are publicly traded in the United States, (a) there will be no acceleration of vesting of stock options or RSUs and (b) outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the NEOs held the PSUs prior to the Change in Control transaction and will be paid out, as applicable, based on the probable or expected level of achievement with respect to the applicable performance measures at the time of the Change in Control (i.e., Relative Total Stockholder Return and ROIC). Following a Change in Control, with respect to all equity awards issued under the Company’s 2015 Long-Term Incentive Plan that are not assumed or substituted by an acquirer or if an acquirer’s securities are not publicly traded in the United States: (I) unvested stock options will become fully vested, (II) each outstanding RSU will automatically convert into one share of Company common stock, and (III) outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the NEOs held the PSUs prior to the Change in Control transaction and will be paid out, as applicable, based on the probable or expected level of achievement with respect to the applicable performance measures at the time of the Change in Control (i.e., Relative Total Stockholder Return and ROIC). For illustrative purposes, these amounts were calculated assuming that the Company would have achieved a “target” level performance during the period prior to the Change in Control and that it would be probable and expected following the Change in Control for the Company to continue that “target” performance for the remainder of the PSUs award period. These amounts were calculated using the $137.23 closing price of the Company’s common stock on the last trading day prior to the assumed Change in Control date of August 31, 2025.

(2)

These amounts represent the payments that each NEO with an effective employment agreement would receive under his employment agreement if the Company should terminate his employment without Cause or if he should terminate his employment with Good Reason (each as defined in the applicable employment agreement) within one year following a Change in Control.

Tax Considerations. The Committee considers the impact of applicable tax laws with respect to executive compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), imposes an annual, individual limit of $1 million on the deductibility of the Company’s compensation payments to the chief executive officer and certain other Named Executive Officers. Prior to the effectiveness of the Tax Cuts and Jobs Act of 2017, the deduction limit did not apply to performance-based compensation, provided that certain conditions were satisfied. However, the Tax Cuts and Jobs Act of 2017 eliminated the Section 162(m) provisions exempting performance-based compensation from the $1 million deduction limit, subject to an exception for remuneration pursuant to a written binding contract which was in effect on November 2, 2017. As a result, while the Committee attempted to preserve, to the extent practicable, the deductibility of all compensation payments to the Company’s executive officers until the tax law change, the Company is generally no longer able to take a deduction for any annual compensation paid to its current or former Named Executive Officers in excess of $1 million and does not limit executive compensation to amounts deductible under Section 162(m).

Recently Announced Executive Transitions.

Chief Financial Officer. On July 23, 2025, the Company announced that Mr. Ketcham had notified the Board of Directors of the Company of his intent to retire from his position as the Company’s Senior Vice President and Chief Financial Officer effective December 31, 2025.

PROPOSAL 1 ELECTION OF DIRECTORS

From his retirement date through December 31, 2026 (the “Consulting Period”), Mr. Ketcham will provide consulting and transition services to the Company pursuant to the terms of a written consulting agreement (the “Consulting Agreement”). In consideration of Mr. Ketcham’s provision of consulting and transition services, release of claims, and compliance with certain obligations, including non-competition, non-solicitation, and non-disparagement covenants:

•	Mr. Ketcham will receive cash compensation in the amount of $300,000, payable in four installments of $75,000 each on March 31, 2026, June 30, 2026, September 30, 2026, and December 31, 2026;

•

Mr. Ketcham’s outstanding equity awards shall continue to vest during the Consulting Period in accordance with their terms (including, in the case of performance stock units, the satisfaction of applicable performance criteria); and

•	the Company shall pay Mr. Ketcham’s COBRA premium to maintain group health insurance for the twelve (12) months immediately following the Retirement Date.

For the avoidance of doubt, at the end of the Consulting Period, Mr. Ketcham will forfeit any portion of outstanding equity awards that have not vested by the end of the Consulting Period. Except as set forth in the Consulting Agreement, Mr. Ketcham is not receiving any compensation or benefits in connection with his retirement.

On October 14, 2025, the Company announced that its Board of Directors appointed Sam Hinrichsen to succeed Mr. Ketcham as the Company’s Senior Vice President and Chief Financial Officer effective January 1, 2026. Mr. Hinrichsen commenced employment with the Company as Senior Vice President on November 3, 2025, a position in which he will serve until officially succeeding Mr. Ketcham as Senior Vice President and Chief Financial Officer.

President, Irrigation. On November 3, 2025, the Company and Mr. Oberto mutually agreed that Mr. Oberto will depart from his employment as President, Irrigation, effective November 30, 2025.

Mr. Oberto has entered into an agreement with the Company that includes a general release of claims in favor of the Company, and pursuant to which the Company expects to provide Mr. Oberto with compensation consistent with Section 4.4 of his employment agreement, as well as continuation of health coverage under COBRA for up to twelve (12) months.

On November 3, 2025, the Company appointed Brian J. Magnusson, 46, to succeed Mr. Oberto as President, Irrigation, effective December 1, 2025.

Compensation Committee Report

The Company’s Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

David B. Rayburn, Chairperson

Robert E. Brunner

Pablo Di Si

Consuelo E. Madere

Pay Ratio Information

The Company is providing the following information about the relationship of the annual total compensation of its employees and the annual total compensation of Randy A. Wood, its Chief Executive Officer for fiscal 2025. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with applicable securities regulations. This information is being provided for the purposes of compliance with the pay ratio disclosure requirement. Neither the Human Resources and Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

On August 31, 2025 (the “Pay Ratio Date”), the Company had approximately 638 U.S. employees and 637 non-U.S. employees, for a total of 1,275 employees. This population consisted of the Company’s full-time, part-time, seasonal and temporary employees. In determining the median employee, the Company excluded from its employee population all of its 40 employees then located in Italy (28 employees) and the Netherlands (12 employees), or 3.1% of the Company’s total global workforce, pursuant to a de minimis exemption permitted under SEC rules.

PROPOSAL 1 ELECTION OF DIRECTORS

To identify the median employee from the Company’s employee population, a comparison was made of the amount of base salary and wages plus target cash bonus for each employee who was employed on the Pay Ratio Date as reflected in payroll records from September 1, 2024 to August 31, 2025, excluding the Company’s Chief Executive Officer. The compensation was annualized for employees who were hired during the measurement year but did not work for the Company the entire year, excluding seasonal and temporary employees. No cost-of-living adjustments were made in identifying the median employee. The median employee was then identified from the Company’s employee population by arraying and sorting the Company’s employee population from highest to lowest compensation and then choosing the employee who was ranked in the middle of the population.

The identified median employee was a full-time employee. After the median employee was identified, such employee’s annual total compensation was calculated using the same methodology used for the Company’s Named Executive Officers as set forth in the Summary Compensation Table.

For fiscal 2025, the total compensation for Mr. Wood was $5,095,625, as reported for the Chief Executive Officer in the “Total” column of our Summary Compensation Table, and the annual total compensation for the median employee was $51,953, which resulted in a ratio of 98.1 to 1.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. The Company believes that the calculated ratios are reasonable estimates calculated in a manner consistent with the pay ratio disclosure requirements. The pay ratios reported by other companies, including those within the Company’s peer group and industry, may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Executive Compensation

The table below sets forth information regarding all forms of compensation earned by the Company’s Named Executive Officers during the last three fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All other Compensation ($)		Total ($)

Randy A. Wood	2025	837,744	2,375,165	749,969	1,117,698	15,049	(4)	5,095,625
President and Chief Executive Officer	2024	807,577	1,658,702	499,996	672,300	11,727		3,650,302
	2023	769,171	1,536,658	481,223	1,062,292	10,353		3,859,697

Brian L. Ketcham	2025	457,171	514,555	162,474	397,127	17,965	(5)	1,549,292
Senior Vice President and	2024	444,358	414,676	124,966	244,416	18,056		1,246,472
Chief Financial Officer	2023	429,239	398,952	124,998	378,241	17,017		1,348,447

Gustavo E. Oberto	2025	433,975	356,200	112,479	315,993	3,892	(6)	1,222,538
President – Irrigation	2024	420,404	290,080	87,467	192,187	4,478		994,616
	2023	404,660	259,319	81,240	298,396	3,224		1,046,839

J. Scott Marion	2025	390,102	356,200	112,479	286,706	16,601	(7)	1,162,088
President – Infrastructure	2024	381,123	290,080	87,467	173,470	16,041		948,181
	2023	366,526	259,319	81,240	278,472	14,891		1,000,448

(1)

These awards consist of both RSUs and PSUs granted under the Company’s 2015 Long-Term Incentive Plan. The RSUs vest one-third per year over three years and the PSUs cliff vest on November 1 following the end of their respective three-year performance periods. The amount shown reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), Stock Compensation, assuming a payout at target for equity incentive plan awards. Assuming the maximum level of performance was achieved for the PSUs awarded in fiscal 2025, the grant date fair value of these awards would have been: Mr. Wood, $3,100,076; Mr. Ketcham, $671,600; Mr. Oberto, $464,995; and Mr. Marion, $464,995.

PROPOSAL 1 ELECTION OF DIRECTORS

(2)

These awards consist of stock option awards granted under the Company’s 2015 Long-Term Incentive Plan. Stock options vest one-third per year over three years on November 1 of each year following the date of grant. The amounts shown reflect the grant date fair value as computed in accordance with ASC 718, Stock Compensation. The assumptions used to calculate the grant date fair value of stock option awards are included in Note 19 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2025.

(3)	These amounts represent annual cash incentive awards received under the Company’s Management Incentive Plan for each fiscal year.

(4)

For fiscal 2025, consists of $10,500 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan, $1,369 in premiums for supplemental life insurance, $2,679 in fees for participation in a concierge executive health program, and $500 in health savings account contributions.

(5)

For fiscal 2025, consists of $10,606 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan, $3,930 in premiums for supplemental life insurance, $2,679 in fees for participation in a concierge executive health program, and $750 in health savings account contributions.

(6)

For fiscal 2025, consists of $2,017 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan, $1,375 in premiums for supplemental life insurance, and $500 in health savings account contributions.

(7)

For fiscal 2025, consists of $10,562 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan, $2,560 in premiums for supplemental life insurance, $2,679 in fees for participation in a concierge executive health program, $500 in health savings account contributions, and $300 in fitness reimbursements.

The following table sets forth information concerning each grant of an award made to the Company’s Named Executive Officers during the last completed fiscal year under the Company’s 2015 Long-Term Incentive Plan and Management Incentive Plan for fiscal 2025.

GRANTS OF PLAN-BASED AWARDS

	Grant Date	Approval Date	Number of Non-Equity Incentive Plan Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Under- lying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant date fair value of stock and option awards ($)(6)
Name				Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
Randy A. Wood	10/28/2024	10/28/2024	—	422,500	845,000	1,690,000	6,190	12,380	24,760	6,190	17,776	$121.16	$3,125,134
Brian L. Ketcham	10/28/2024	10/28/2024	—	150,118	300,235	600,470	1,341	2,682	5,364	1,341	3,851	$121.16	$677,029
Gustavo E. Oberto	10/28/2024	10/28/2024	—	120,175	240,350	480,700	928	1,857	3,714	928	2,666	$121.16	$468,679
J. Scott Marion	10/28/2024	10/28/2024	—	108,378	216,755	433,510	928	1,857	3,714	928	2,666	$121.16	$468,679

(1)

Amounts reflect grants made under the Management Incentive Plan for fiscal 2025 (the 2025 MIP is discussed in the “Compensation Discussion and Analysis” section). Actual payouts earned under the program for fiscal 2025 can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

These awards consist of PSUs granted in fiscal 2025 under the Company’s 2015 Long-Term Incentive Plan for the fiscal 2025 to fiscal 2027 performance period. The amounts shown equal the aggregate number of shares of common stock into which the PSUs will convert if certain threshold, target and maximum performance objectives are met.

(3)

These awards consist of RSUs granted in fiscal 2025 under the Company’s 2015 Long-Term Incentive Plan. The amounts shown equal the aggregate number of shares of common stock into which the RSUs will convert if the grantee maintains his employment with the Company for the entire vesting period. These RSUs vest according to a three-year schedule, with one-third of the RSUs vesting on November 1 of each fiscal year following the fiscal year of the award.

(4)

These awards consist of stock options granted in fiscal 2025 under the Company’s 2015 Long-Term Incentive Plan. The amounts shown equal the aggregate number of shares of common stock into which the stock options will convert if the grantee maintains his employment with the Company for the entire vesting period. These options vest according to a three-year schedule, with one-third of the options vesting on November 1 of each fiscal year following the fiscal year of the award.

(5)	The exercise price is the closing price of the Company’s common stock on the date of grant.

(6)

Amounts are computed in accordance with ASC 718, Stock Compensation. PSUs are valued assuming a payout at target. The assumptions used to calculate the grant date fair value of stock option awards are included in Note 19 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2025.

PROPOSAL 1 ELECTION OF DIRECTORS

The following table sets forth information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of the Company’s Named Executive Officers that were outstanding as of the end of the last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Been Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Name	Exercisable	Unexercisable

Randy A. Wood	3,743	—	—	$91.82	10/22/2028
	3,825	—	—	$94.41	10/31/2029
	3,015	—	—	$110.42	10/26/2030
	4,709	—	—	$127.47	1/4/2031
	10,447	—	—	$145.93	10/25/2031
	5,777	2,889	—	$156.16	10/24/2032
	3,769	7,538	—	$120.54	10/23/2033
	—	17,776	—	$121.16	10/28/2034
						9,983	(2)	1,369,967
									26,839	(3)	$3,683,116
Brian L. Ketcham	3,840	—	—	$91.56	10/31/2027
	3,743	—	—	$91.82	10/22/2028
	3,825	—	—	$94.41	10/31/2029
	3,015	—	—	$110.42	10/26/2030
	2,538	—	—	$145.93	10/25/2031
	1,500	751	—	$156.16	10/24/2032
	942	1,884	—	$120.54	10/23/2033
	—	3,851	—	$121.16	10/28/2034
						2,300	(2)	315,629
									6,356	(3)	$872,234
Gustavo E. Oberto	2,326	—	—	$94.41	10/31/2029
	1,834	—	—	$110.42	10/26/2030
	171	—	—	$127.47	1/4/2031
	1,344	—	—	$145.93	10/25/2031
	975	488	—	$156.16	10/24/2032

	659	1,319	—	$120.54	10/23/2033
	—	2,666	—	$121.16	10/28/2034
						1,586	(2)	$217,647
									4,348	(3)	$596,676
J. Scott Marion	1,639	—	—	$90.71	1/30/2028
	1,770	—	—	$91.82	10/22/2028
	1,809	—	—	$94.41	10/31/2029
	1,426	—	—	$110.42	10/26/2030
	1,344	—	—	$145.93	10/25/2031
	975	488	—	$156.16	10/24/2032
	659	1,319	—	$120.54	10/23/2033
	—	2,666	—	$121.16	10/28/2034
						1,586	(2)	217,647
									4,348	(3)	$596,676

(1)

The market value of unearned shares is calculated using $137.23 per share, which was the closing market price of the Company’s common stock on the NYSE on August 29, 2025, the last trading day of fiscal 2025.

(2)

These awards consist of RSUs granted under the Company’s 2015 Long-Term Incentive Plan. These RSUs vest one-third per year, vesting ratably on each November 1 following the end of the fiscal year of their respective grant date.

(3)

These awards consist of PSUs granted under the Company’s 2015 Long-Term Incentive Plan. These PSUs cliff vest on November 1 following the end of their respective three-year performance period. Each PSU converts into one share of common stock if target levels of performance are achieved, but may ultimately convert into a larger or smaller amount of stock depending upon actual performance achieved over the relevant three-year performance period.

PROPOSAL 1 ELECTION OF DIRECTORS

The following table sets forth information concerning exercised options and vesting of stock awards for each of the Company’s Named Executive Officers as of the end of the last completed fiscal year.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)

Randy A. Wood	7,649	387,684	9,405	1,126,625

Brian L. Ketcham	3,999	283,349	2,310	276,715

Gustavo E. Oberto	—	—	1,313	157,284

J. Scott Marion	—	—	1,313	157,284

(1)

These awards consist of (i) the portion of RSUs granted during fiscal 2022, 2023 and 2024 that vested and converted into shares of common stock during fiscal 2025 and (ii) the portion of PSUs granted during fiscal 2022 that vested and converted into shares of common stock during fiscal 2025. The value realized upon vesting was calculated by multiplying the number of vesting RSUs and PSUs by the $119.79 closing price of the Company’s common stock on November 1, 2024.

Pension Benefits

The Company does not provide for any defined benefit and actuarial pension plans for its Named Executive Officers. Accordingly, no tabular disclosure is being provided under this heading.

Nonqualified Deferred Compensation

The Human Resources and Compensation Committee approved the Lindsay Corporation Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) pursuant to an Adoption Agreement executed on April 30, 2022. The Deferred Compensation Plan, effective May 1, 2022, is an unfunded, non-qualified deferred compensation plan intended to be exempt from the vesting, funding and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended. The Deferred Compensation Plan allows a select group of eligible participants, including all Named Executive Officers, to elect to defer the receipt of up to 80% of their base salaries and up to 100% of their bonuses, and to receive such deferred compensation in the form of a lump sum or periodic annual installments at certain future dates as elected by the participant or upon the occurrence of certain events such as death or six months following separation from service, including in the event of an unforeseeable emergency, as defined in the Deferred Compensation Plan. Participant contributions will be fully vested at all times. Employer contributions will not be made under the Deferred Compensation Plan. Deferral and distribution elections are made by participants in accordance with the Deferred Compensation Plan and Section 409A of the Internal Revenue Code of 1986, as amended.

Each participant’s deferred compensation account will be deemed invested in investment vehicles selected by the participant from a list made available by the Deferred Compensation Plan’s administrator from time to time. These investment alternatives will be substantially identical to the mutual fund offerings available under the Company’s 401(k) plan. The deemed investment accounts represent an unfunded, unsecured promise by the Company to pay such amounts in the future, and do not represent ownership of, or any ownership interest in, any particular assets of the Company. Payments under the Deferred Compensation Plan will be made from the assets of a trust established by the Company as a reserve for benefits payable under the Deferred Compensation Plan. The trust’s assets remain subject to the claims of the Company’s general creditors.

PROPOSAL 1 ELECTION OF DIRECTORS

The following table summarizes the activity within the Deferred Compensation Plan during fiscal 2025 for the Named Executive Officers.

Name	Aggregate Balance at August 31, 2024 ($)	Executive Contributions in Fiscal 2025 ($) (1)	Company Contributions in Fiscal 2025 ($)	Aggregate Earnings in Fiscal 2025 ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at August 31, 2025 ($)

Randy A. Wood	313,726	100,000	—	13,011	—	426,737

Brian L. Ketcham	588,036	397,127	—	57,402	—	1,042,565

Gustavo E. Oberto	53,235	265,899	—	62,553	—	381,687

J. Scott Marion	218,565	141,186	—	80,800	—	440,551

(1)	The executive contribution amounts included in this table are derived from the Salary and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.

(2)

Earnings (losses) are based on investment vehicles selected by the participant from a list made available by the Deferred Compensation Plan’s administrator. These investment alternatives are substantially identical to the mutual fund offerings available under the Company’s 401(k) plan. Earnings (losses) vary based on participant investment elections. These amounts are not included in the Summary Compensation Table because earnings (losses) were not preferential or above market.

PROPOSAL 1 ELECTION OF DIRECTORS

Pay Versus Performance
The Company is providing the following information about the relationship of the “compensation actually paid” to its Chief Executive Officer and the “average compensation actually paid” to its other Named Executive Officers (“Other NEOs”), as calculated under the pay versus performance proxy rules adopted by the SEC under the Dodd-Frank Act, for fiscal 2025, fiscal 2024, fiscal 2023, fiscal 2022, and fiscal 2021 to certain financial performance measures. This information is being provided for the purposes of compliance with the pay versus performance disclosure requirement. Neither the Human Resources and Compensation Committee nor management of the Company considered the pay versus performance disclosure below in making compensation decisions. For information regarding the decisions made by the Human Resources and Compensation Committee regarding Named Executive Officers’ compensation and for additional details on how the Company aligns pay with performance, see the “Compensation Discussion and Analysis” and “Executive Compensation” sections in this Proxy Statement.

•
The “compensation actually paid” amounts are calculated by making
SEC-required
adjustments to the “Total” compensation amounts for the Named Executive Officers presented in the Summary Compensation Table. The dollar amounts for “compensation actually paid” in the table below do not reflect the actual amount of compensation earned, realized, or received by the Chief Executive Officer or any individual Named Executive Officer during the applicable fiscal years. A significant portion of the value reflected in the table remains subject to forfeiture if underlying vesting conditions for equity awards are not achieved.

•
The financial performance measures presented are Company total shareholder return (“Company TSR”), peer group total shareholder return (“Peer Group Index TSR”), net earnings, and ROIC. The peer group shown for the purposes of this pay versus performance disclosure is the S&P 600 Construction Machinery & Heavy Transportation Equipment Index, a peer group index that is presented in the Company Stock Performance graph in the Company’s Annual Report on Form
10-K
for the fiscal year ended August 31, 2025.

Pay Versus Performance Table – Fiscal 2025

Year (1)(2)	Summary Compensation Table Total for PEO (Wood)	Compensation Actually Paid (3) to PEO (Wood)	Summary Compensation Table Total for PEO (Hassinger)	Compensation Actually Paid (3) to PEO (Hassinger)	Average Summary Compensation Table Total for Other NEOs	Average Compensation Actually Paid (3) to Other NEOs	Value of Initial Fixed $100 Investment Based on:		Net Earnings ($M)	ROIC (6) (%)
							Company TSR (4)	Peer Group Index TSR (5)

2025	5,095,625	5,429,238	—	—	1,311,306	1,443,797	144.40	244.64	74.1	10.9

2024	3,650,302	2,731,764	—	—	1,063,089	883,965	129.13	214.76	66.3	11.0

2023	3,859,697	1,520,230	—	—	1,131,911	425,907	127.70	168.07	72.4	13.4

2022	3,567,631	3,810,758	—	—	964,640	1,089,884	163.38	122.66	65.5	14.8

2021	2,203,151	4,245,023	4,820,110	12,926,718	878,122	1,876,659	166.30	127.44	42.6	10.4

(1)	Mr. Wood succeeded Timothy L. Hassinger as PEO on January 1, 2021; each was a PEO for part of fiscal 2021. Mr. Wood was PEO for the entirety of fiscal 2022, fiscal 2023, fiscal 2024, and fiscal 2025.

(2)	Other NEOs were Messrs. Ketcham, Oberto, and Marion for each of the reported fiscal years.

PROPOSAL 1 ELECTION OF DIRECTORS

(3)	See following table for additional details about the calculation of the “compensation actually paid” value.

	SCT Total Compensation	Less Equity Amounts Reported in SCT		Plus Fair Value of Equity Awards Granted During the Fiscal Year	Change in Fair Value From Prior Fiscal Year of Unvested and Outstanding Awards	Change in Fair Value From Prior Fiscal Year for Awards Vesting in the Fiscal Year	Fair Value of Awards as of the Prior Fiscal Year that Failed to Meet Vesting Conditions During the Year	Compensation Actually Paid
($)		Stock Awards	Options

PEO (Wood)

FY25	5,095,625	(2,375,165)	(749,969)	3,487,458	(222,903)	194,192	—	5,429,238

FY24	3,650,302	(1,658,702)	(499,996)	1,816,249	(528,357)	(47,733)	—	2,731,764

FY23	3,859,697	(1,536,658)	(481,223)	1,776,897	(1,370,685)	(727,799)	—	1,520,230

FY22	3,567,631	(1,311,505)	(436,696)	1,735,808	371,558	(116,038)	—	3,810,758

FY21	2,203,151	(826,466)	(264,114)	1,870,315	603,291	658,846	—	4,245,023

PEO (Hassinger)

FY21	4,820,110	(1,720,411)	(549,891)	6,758,957	3,465,209	152,744	—	12,926,718

Average of Non-PEO NEOs

FY25	1,311,306	(408,985)	(129,144)	600,530	(44,132)	114,223	—	1,443,797

FY24	1,063,089	(331,612)	(99,967)	363,093	(102,278)	(8,361)	—	883,965

FY23	1,131,911	(305,863)	(95,826)	353,726	(353,397)	(304,644)	—	425,907

FY22	964,640	(209,376)	(68,674)	289,147	170,698	(56,551)	—	1,089,884

FY21	878,122	(212,218)	(66,245)	561,400	377,848	337,754	—	1,876,659

(4)
Company TSR assumes an initial $100 investment in Lindsay Corporation stock beginning on August 31, 2020. Company TSR is cumulative, with the value determined at the end of each applicable fiscal year, calculated in accordance with Item 201(e) of Regulation
S-K,
as modified by the pay versus performance proxy rules adopted by the SEC under the Dodd-Frank Act.

(5)
The peer group for the purposes of this pay versus performance disclosure is the S&P 600 Construction Machinery & Heavy Transportation Equipment Index, which is used by the Company for purposes of compliance with Item 201(e) of Regulation
S-K.
Peer Group Index TSR is calculated in accordance with Item 201(e) of Regulation
S-K,
as modified by the pay versus performance proxy rules adopted by the SEC under the Dodd-Frank Act.

(6)	The SEC requires disclosure of a Company-selected measure. The Company-selected measure for fiscal 2025 is ROIC, which is calculated in the following manner for each fiscal year:

Net Operating Income After Tax

(Average* Invested Capital**)

*	- This average will be computed using the beginning and ending amounts of Invested Capital for the applicable fiscal year.
**	- Invested Capital means Total Interest-Bearing Debt plus Shareholders’ Equity.

PROPOSAL 1 ELECTION OF DIRECTORS

Relationship to Financial Performance Measures
The following charts present the relationship of the compensation actually paid
as presented in
the
above table for the Chief Executive Officer
and
the Other NEOs and the Company TSR, Peer Group Index TSR, net earnings, and ROIC.

Compensation Actually Paid Versus TSR FY21-FY25
Compensation Actually Paid ($M)
$14
$12
$10
$8
$6
$4
$2
$0
$270.00
$240.00
$210.00
$180.00
$150.00
$120.00
$90.00
$60.00
$30.00
$0
TSR
FY21
FY22
FY23
FY24
FY25
PEO CAP (Wood)
Average NEOs CAP
PEO CAP (Hassinger)
Lindsay TSR
Peer TSR

Compensation Actually Paid Versus Net Earnings FY21-FY25
Compensatoin Actually Paid ($M)
$14
$12
$10
$8
$6
$4
$2
$0
Net Earnings ($M)
$90.0
$75.0
$60.0
$45.0
$30.0
$15.0
$0
FY21
FY22
FY23
FY24
FY25
PEO CAP (Wood)
Average NEOs CAP
PEO CAP (Hassinger)
Net Earnings

PROPOSAL 1 ELECTION OF DIRECTORS

Compensation Actually Paid Versus ROIC FY21-FY25
Compensatoin Actually Paid ($M)
$14
$12
$10
$8
$6
$4
$2
$0
ROIC (%)
16%
14%
12%
10%
8%
6%
4%
2%
FY21
FY22
FY23
FY24
FY25
PEO CAP (Wood)
Average NEOs CAP
PEO CAP (Hassinger)
ROIC

Most Important Financial Performance Measures for
Fiscal
2025
In accordance with the pay versus performance rules adopted by the SEC under the Dodd-Frank Act, the Company sets forth below the most important financial measures it used to link pay to performance for fiscal 2025.

•	ROIC

•	Revenue

•	Operating margin

•	Free cash flow

PROPOSAL 1 ELECTION OF DIRECTORS

Compensation of Directors

In addition to the regular compensation reviews that the Committee conducts for the executive officer compensation program (as discussed in the Compensation Discussion and Analysis), the Committee also evaluates the Company’s compensation program for its Board of Directors. Based substantially upon Meridian’s compensation analysis and in order to continue to closely match the median market compensation paid to directors of similarly situated companies, the Committee recommended that no changes be made to the Board compensation program for fiscal 2025.

For fiscal 2025, non-employee directors of the Company received annual cash retainers of $80,000, some or all of which they could elect to receive in the form of RSUs to be granted on the date of the Annual Meeting (along with the regular annual grant of RSUs discussed below). In addition, for fiscal 2025, the Chairperson of the Board of Directors received $75,000 for serving in that capacity, the Chairperson of the Audit Committee received $20,000 for serving as such Chairperson, the Chairperson of the Human Resources and Compensation Committee received $15,000 for serving as such Chairperson, and the Chairperson of the Corporate Governance and Nominating Committee received $15,000 for serving as such Chairperson. No additional cash retainers were paid to non-chair Board committee members for committee service. Directors are reimbursed for expenses they incur in attending meetings and are reimbursed for attending continuing education programs up to $5,000 per year or as otherwise approved by the Chairperson of the Board of Directors.

Additionally, for fiscal 2025, each non-employee director received an annual grant of RSUs with an award value of $120,000 with the award being made on the date of the Annual Meeting. The number of RSUs to be awarded is based on the closing price of the Company’s common stock on the grant date, and the RSUs are payable in shares of common stock under the 2015 Long-Term Incentive Plan. Accordingly, on January 8, 2025, each continuing non-employee director received an award of 973 RSUs, all of which vested on November 1, 2025.

For fiscal 2025, new directors who are not employees of the Company would have received a one-time grant of RSUs with an award value equal to the prorated amount of the last annual grant of RSUs based on the amount of time the new director will serve on the Board of Directors until the next annual meeting of stockholders, with the grant being made on the date of their first regular Board meeting as a director. The number of units awarded would equal the prorated amount divided by the closing stock price on the date of grant. These RSUs vest on the earlier of November 1 following the date of grant or the date of the next annual meeting of stockholders.

In addition to the cash retainers and RSUs described above, all non-employee directors were eligible to participate in the Deferred Compensation Plan, which was implemented during fiscal 2023 and provides non-employee directors with the ability to defer the receipt of some or all of their RSUs, whether received in lieu of their annual cash retainer or as part or all of their regular annual grant of RSUs. This program did not provide above-market or preferential earnings (as defined by SEC rules).

In December 2014, the Board adopted formal stock ownership guidelines applicable to both senior management and directors. Directors are expected to maintain stock ownership equal to five times the Board annual cash retainer within five years of their election as a director. In addition to shares owned by the directors, outstanding RSUs and vested but deferred RSUs are counted toward the ownership guidelines. With the exception of Mr. Khandaker, who joined the Board in September 2025, all non-employee directors maintain stock ownership in excess of the Board’s stock ownership guidelines as of the Record Date (based on the 200-day average daily closing price of a share of the Company’s common stock on the NYSE as of such date).

PROPOSAL 1 ELECTION OF DIRECTORS

The following table sets forth the compensation paid to the Company’s directors in fiscal 2025. Mr. Wood also served as a director for the duration of fiscal 2025, but his compensation is discussed within the various tables included within the Compensation Discussion and Analysis contained within this Proxy Statement. Mr. Khandaker is not listed below because he was not appointed to the Board of Directors until fiscal 2026.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Robert E. Brunner	155,000		120,000	(2)	—	—	—	—	275,000

Michael N. Christodolou	80,000		120,000		—	—	—	—	200,000

Pablo Di Si	9,667	(3)	200,000	(2)(3)	—	—	—	—	209,667

Ibrahim Gokcen (4)	28,889		120,000	(4)(5)	—	—	—	—	148,889

Mary A. Lindsey	100,000		120,000	(2)	—	—	—	—	220,000

Consuelo E. Madere	85,333		120,000	(2)	—	—	—	—	205,333

David B. Rayburn	95,000		120,000		—	—	—	—	215,000

(1)	These awards consist of RSUs granted in fiscal 2025 under the Company’s 2015 Long-Term Incentive Plan. Except as otherwise set forth in this table, these RSUs vested on November 1, 2025.

(2)

These RSUs vested on November 1, 2025 but have been deferred pursuant to an election permitted by the Deferred Compensation Plan. The non-employee director shall have no voting rights with respect to the shares associated with such deferred RSUs while they remain deferred.

(3)	With respect to his Board service from and after the Fiscal 2023 Annual Meeting, Mr. Di Si elected to receive his annual cash retainer in the form of RSUs.

(4)	Mr. Gokcen resigned from the Board of Directors on January 9, 2025.

(5)	These RSUs were forfeited in connection with Mr. Gokcen’s January 9, 2025 resignation from the Board of Directors and no shares were issued with respect to any portion of the award.

Compensation Committee Interlocks and Insider Participation

During fiscal 2025, there were no compensation committee interlocks and no insider participation in compensation decisions that were required to be reported under the rules and regulations of the Exchange Act.

Report of the Audit Committee

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee is comprised of Mary A. Lindsey (as Chairperson), Michael N. Christodolou, Jahidul H. Khandaker, Consuelo E. Madere, and David B. Rayburn, each of whom is an independent director of the Company under the rules adopted by the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange.

The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. KPMG LLP (“KPMG”) acts as the Company’s independent registered public accounting firm and they are responsible for conducting an independent audit of the Company’s annual financial statements and effectiveness of internal control over financial reporting in accordance with generally accepted auditing standards and issuing reports on the results of their audits. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.

PROPOSAL 1 ELECTION OF DIRECTORS

The Audit Committee has reviewed and discussed the audited financial statements for the year ended August 31, 2025 with management of the Company and with representatives of KPMG. Our discussions with KPMG also included the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

In addition, the Audit Committee reviewed the independence of KPMG. We have discussed KPMG’s independence with them and have received written disclosures and a letter from KPMG regarding their independence as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence.

Based on the reviews and discussions described above, the Audit Committee has recommended to the full Board of Directors that the audited financial statements of the Company for the year ended August 31, 2025 be included in the Company’s Annual Report on Form 10-K to be filed with the SEC.

Mary A. Lindsey, Chairperson

Michael N. Christodolou

Jahidul H. Khandaker

Consuelo E. Madere

David B. Rayburn

PPROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 2 Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP, the Company’s independent registered public accounting firm since 2001, has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending August 31, 2026. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes cast virtually or by proxy by persons entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be considered votes cast with respect to ratification of the appointment and will not be counted as votes for or against the ratification.

If stockholders fail to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm, the Audit Committee will reconsider whether to retain KPMG LLP, but may ultimately decide to retain the firm. Any decision to retain KPMG LLP or another independent registered public accounting firm will be made by the Audit Committee and will not be resubmitted to stockholders. In addition, even if stockholders ratify the appointment of KPMG LLP, the Audit Committee retains the right to appoint a different independent registered public accounting firm for fiscal 2026 if it determines that it would be in the Company’s best interests.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2026.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders present virtually at the Annual Meeting.

Accounting Fees and Services

The following table sets forth the aggregate fees for professional services rendered by KPMG LLP for each of the last two fiscal years:

Category of Fee	Fiscal 2025	Fiscal 2024

Audit Fees(1)	$1,725,057	$1,498,725

Audit-Related Fees(2)	8,000	8,038

Tax Fees

All Other Fees(3)	—	1,780

Total Fees	$1,733,057	$1,508,543

(1)

Audit fees consist of the audit of the Company’s fiscal 2025 and fiscal 2024 annual financial statements, review of the Company’s quarterly financial statements during fiscal 2025 and fiscal 2024, and professional services rendered in fiscal 2025 relating to the Company’s Registration Statement on Form S-8 for the Company’s 2025 Long-Term Incentive Plan.

(2)	Audit-related fees were for review of agreed-upon procedures relating to certain environmental matters in fiscal 2025 and fiscal 2024.

(3)	All other fees represent the amount paid by the Company for access to an online accounting research portal.

As provided in its Charter, the Audit Committee must pre-approve all services provided to the Company by its independent auditor. The Audit Committee approved all services provided by KPMG LLP to the Company in fiscal 2025 and determined that the services listed above did not adversely affect KPMG LLP’s independence in providing audit services.

PPROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 3 Advisory Vote on Executive Compensation

Section 951 of the Dodd-Frank Act added Section 14A to the Exchange Act, which requires, among other things, that companies with publicly traded securities, such as Lindsay Corporation, take a separate non-binding vote at their annual meeting of stockholders to consider a resolution to approve the compensation of their named executive officers as disclosed in the proxy statement for the annual meeting in accordance with SEC regulations. To that end, the Board of Directors has submitted the following resolution to be voted on by the Company’s stockholders at the Annual Meeting:

“The stockholders of Lindsay Corporation hereby approve the compensation of the Company’s Named Executive Officers as described in the definitive Proxy Statement relating to the Company’s Fiscal 2026 Annual Meeting of Stockholders, including the sections thereof entitled ‘Executive Compensation’ and ‘Compensation Discussion and Analysis’.”

As described in the Compensation Discussion and Analysis section, the overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers who are critical to the Company’s long-term success. It is also the belief of the Board of Directors that executive compensation should be designed to promote both the short-term and long-term goals of the Company and, accordingly, an important component of the Company’s executive compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Board and the Human Resources and Compensation Committee have a strong focus on paying for performance, with targeted incentive compensation for Named Executive Officers being over half of their total target compensation. Stockholders are encouraged to carefully review the “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION” sections of this Proxy Statement for a detailed discussion of the Company’s executive compensation program.

The vote on the compensation of the Company’s Named Executive Officers is non-binding and does not require the Company to make any specific changes to the compensation of its Named Executive Officers or take any other action if the resolution is not approved by stockholders. However, the Board of Directors values and encourages constructive input from stockholders regarding the Company’s compensation philosophy, policies and practices and believes that stockholder feedback on executive compensation provided by this non-binding vote can provide the Board and the Human Resources and Compensation Committee with useful information on investor sentiment about these important matters. The Board of Directors and the Human Resources and Compensation Committee will review the voting results and, to the extent there is a negative vote on this proposal, the Board of Directors expects to consider a number of steps, including consulting with significant stockholders to better understand the concerns that influenced the vote. The Board and the Human Resources and Compensation Committee intend to consider all constructive feedback obtained through this “say-on-pay” process in making future decisions regarding the compensation of the Company’s Named Executive Officers.

The Company’s stockholders approved the “say on pay” resolution presented at the Company’s Fiscal 2025 Annual Meeting of Stockholders with a vote of approximately 94% of the votes cast on the proposal. The Human Resources and Compensation Committee believes the results of the Fiscal 2025 “say on pay” vote were a confirmation that the stockholders were in general agreement with the Human Resources and Compensation Committee’s compensation philosophy.

The proposal to approve the resolution regarding the compensation of the Named Executive Officers will be deemed to be approved if a greater number of votes cast by persons entitled to vote at the Annual Meeting are voted in favor of the resolution than are voted against the resolution. Consequently, abstentions and broker non-votes will have no effect on the outcome of the vote on this resolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

SUBMISSION OF STOCKHOLDER PROPOSALS

Submission of Stockholder Proposals

Only stockholders of record as of the Record Date are entitled to bring business before the Annual Meeting or make nominations for directors. Stockholder proposals submitted for presentation at the Annual Meeting must have been received by the Secretary of the Company at its home office no earlier than September 10, 2025 and no later than October 10, 2025 (the “Notice Period”). Stockholder proposals submitted for presentation at the Annual Meeting received before or after the Notice Period will be considered untimely.

Such proposals must set forth (i) as to each matter such stockholder proposes to bring before the Annual Meeting (w) a brief description of the business desired to be brought before the Annual Meeting and a brief description of the reasons for conducting such business at the Annual Meeting, (x) the text of the proposed business (including the text of any resolutions proposed for consideration), (y) any material interest of any Proposing Person (as defined below) in the proposed business, and (z) any other information relating to the proposed business that is required to be disclosed under applicable law; and (ii) as to such stockholder and any other Proposing Person (o) any information relating to each Proposing Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including Regulation 14A under the Exchange Act), (p) the name and address of such Proposing Person, (q) the class and number of shares of the Company’s capital stock that are beneficially owned, directly or indirectly, by each such Proposing Person and any derivative instrument and by any other stockholders known by such Proposing Person to be supporting such business, (r) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such Proposing Person with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes or to increase or decrease the voting power of, such Proposing Person with respect to any securities of the Company, (s) any proxy, contract, arrangement, understanding or relationship pursuant to which the Proposing Person or nominee has a right to vote any shares of any security of the Company, (t) any rights to dividends on the shares of the Company beneficially owned by the Proposing Person that are separated or separable from the underlying shares of the Company, (u) any performance-related fees (other than asset-based fees) that the Proposing Person is entitled to, based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice, if any, including without limitation any such interests held by members of such Proposing Person’s immediate family sharing in the same household, (v) any material interest of the Proposing Person in such business, (w) a statement whether such Proposing Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to carry the proposal, (x) a statement whether such Proposing Person intends to solicit proxies in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 under the Exchange Act, (y) a brief description of any proxy, contract, arrangement, understanding or relationship pursuant to which any Proposing Party, either directly or acting in concert with another party or parties, has a right to vote any shares of capital stock of the Company, and (z) a brief description of any contract, arrangement or understanding with respect to the proposed business to which any Proposing Person is a party (collectively, the “Required Information”). In addition, to be in proper written form, the Required Information set forth in the Proposing Person’s notice to the Secretary of the Company must be supplemented not later than 10 days following the record date for notice of the meeting to disclose the information contained in clauses (ii)(q) through (ii)(u) above as of the record date for notice of the meeting.

For purposes of providing a notice pursuant to the foregoing paragraph, or nominating a director pursuant to the following paragraph, Section 2.11(h) of the Company’s By-Laws provides that “Proposing Person” means (a) any stockholder who submits a notice to the Secretary of the Company pursuant to Section 2.11(a) and/or, with respect to the nomination of directors, Section 2.11(c) of the Company’s By-Laws, (b) the beneficial owner or owners, if any, on whose behalf any such notice is submitted, (c) any party or parties acting in concert with such stockholder in connection with the business proposed and/or the person or persons nominated for election or re-election to the Board of Directors, and (d) any party or parties directly or indirectly controlling, controlled by, or under common control with any of the foregoing.

Nominations for directors may be submitted by stockholders by delivery of such nominations in writing to the Secretary of the Company during the Notice Period.

Such nominations must set forth the Required Information above with respect to the Proposing Person, except that in lieu of the information called for in part (z) above, the Required Information for a nomination shall instead include a brief description of all direct and indirect compensation arrangements and any other contract, arrangement or understanding during the past three years, and any other material relationships, between or among such Proposing Person, on the one

SUBMISSION OF STOCKHOLDER PROPOSALS

hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 under Regulation S-K if the Proposing Person were the “registrant” for purposes of such rule and such proposed nominee were a director or executive officer of such registrant or nominees.

Such nominations shall also set forth as to each person whom such stockholder proposes to nominate for election or re-election as a director, (n) the name and address of such person, (o) the class and number of shares of the Company’s capital stock that are beneficially owned, directly or indirectly, by each such person and any derivative instrument, (p) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such person with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes or to increase or decrease the voting power of, such person with respect to any securities of the Company, (q) any proxy, contract, arrangement, understanding or relationship pursuant to which the person has a right to vote any shares of any security of the Company, (r) any rights to dividends on the shares of the Company beneficially owned by the person that are separated or separable from the underlying shares of the Company, (s) any performance-related fees (other than asset-based fees) that the person is entitled to, based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice, if any, including without limitation any such interests held by members of such person’s immediate family sharing in the same household, (t) a brief description of any proxy, contract, arrangement, understanding or relationship pursuant to which any person, either directly or acting in concert with another party or parties, has a right to vote any shares of capital stock of the Company, (u) a brief description of all direct and indirect compensation arrangements and any other contract, arrangement or understanding during the past three years, and any other material relationships, between or among each such person, and his or her respective affiliates and associates, or others acting in concert therewith, on the one hand, and the Proposing Person, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 under Regulation S-K if such proposed nominee were a director or executive officer of such registrant or nominees and if the Proposing Person were the “registrant” for purposes of such rule, (v) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including Regulation 14A under the Exchange Act), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (w) a written statement executed by each proposed nominee acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under Delaware law with respect to the Company and its stockholders, (x) a fully completed Director’s Questionnaire on the form supplied by the Company upon written request from the Proposing Person, executed by the nominee, (y) a written statement executed by each nominee acknowledging that he or she, in his or her individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, intends to serve a full term if elected as a director of the Company, and (z) a written representation and agreement, on the form supplied by the Company upon written request from the Proposing Person, executed by each nominee stating that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

In order to be included in the Company’s Proxy Statement and form of proxy relating to next year’s Annual Meeting, stockholder proposals must be submitted by July 24, 2026 to the Secretary of the Company at its principal executive offices. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Exchange Act. Pursuant to Section 2.11 of the Company’s By-Laws, nominations for directors or stockholder proposals submitted for presentation at next year’s Annual Meeting (other than proposals submitted for inclusion in the Company’s Proxy Statement and form of proxy) must have been received by the Secretary of the Company at its principal executive offices no earlier than September 8, 2026 and no later than October 8, 2026. Any such nominations or proposals must be in accordance with the requirements and procedures outlined in the Company’s By-Laws and summarized above in this section.

OTHER MATTERS

Other Matters

Management does not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than management, intend to present at the Annual Meeting. The proxy for the Annual Meeting confers discretionary authority on the Board of Directors to vote on any matter properly presented for consideration at the Annual Meeting if the Company did not receive written notice of the matter on or before October 10, 2025.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may also be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. In addition, the Company will supply banks, brokers, dealers and other custodians, nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company’s common stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

Stockholders and other interested parties may communicate with the Chairperson of the Board of Directors, the Chairperson of the Audit Committee, Human Resources and Compensation Committee, or Corporate Governance and Nominating Committee, or any individual director by sending a letter to the attention of the appropriate person (which may be marked as confidential) addressed to the Secretary of the Company. All communications received by the Secretary will be forwarded to the appropriate Board member. In addition, it is the policy of the Board of Directors that the Company’s directors shall attend and will generally be available to take questions from stockholders at the Annual Meeting of Stockholders, whenever possible. All Board members attended last year’s Annual Meeting.

The Company’s Annual Report, including the Form 10-K and financial statements filed by the Company with the SEC, is being made available, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, the Annual Report is not to be considered part of this proxy solicitation material.

By Order of the Board of Directors

/s/ ERIC R. ARNESON
Eric R. Arneson, Secretary

Omaha, Nebraska
November 21, 2025

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 5, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/LNN2026

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 5, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	V81550-P38870	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LINDSAY CORPORATION The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of directors for term to expire at the Fiscal 2029 Annual Meeting of Stockholders:	☐	☐	☐
Nominees: 01) Michael N. Christodolou 02) Jahidul H. Khandaker 03) David B. Rayburn
					For	Against	Abstain

2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2026.					☐	☐	☐

3. Non-binding vote on resolution to approve the compensation of the Company’s named executive officers.					☐	☐	☐

4. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof which management did not have written notice of on October 10, 2025.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

LINDSAY CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, January 6, 2026

8:30 a.m. CST

www.virtualshareholdermeeting.com/LNN2026

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2025 Annual Report are available at www.proxyvote.com.

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V81551-P38870

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LINDSAY CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 6, 2026 AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints Samuel S. Hinrichsen and Eric R. Arneson, and each of them individually, as the undersigned’s proxies and agents, with full powers of substitution, and hereby authorizes each to represent the undersigned at the Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) to be held virtually via a live webcast at www.virtualshareholdermeeting.com/LNN2026, on Tuesday, January 6, 2026, at 8:30 a.m., Central Standard Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting. Should the undersigned want to vote at the Annual Meeting or at any adjournment thereof, the undersigned may revoke this proxy by attending the meeting with their control number. The undersigned hereby acknowledges receipt of or access to the Proxy Statement for the Annual Meeting and the Company’s 2025 Annual Report to Stockholders prior to the signing of this proxy.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card

Continued and to be signed on reverse side